    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST  , 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            SPECIALTY CATALOG CORP.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    5961                   04-3253301
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                               21 BRISTOL DRIVE
                            SOUTH EASTON, MA 02375
                                (508) 238-0199
   (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

             STEVEN L. BOCK, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            21 BRISTOL DRIVE SOUTH
                               EASTON, MA 02375
                                (508) 238-0199
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------


                                  COPIES TO:
   ROBERT L. LAWRENCE, ESQ.                        DAVID A. MILLER, ESQ.
    JEFFREY S. TULLMAN, ESQ.                     GRAUBARD MOLLEN & MILLER
       KANE KESSLER, P.C.                            600 THIRD AVENUE
   1350 AVENUE OF THE AMERICAS                   NEW YORK, NEW YORK 10016
    NEW YORK, NEW YORK 10019                   TELEPHONE NO.:(212) 818-8800
  TELEPHONE NO.: (212) 541-6222                FACSIMILE NO.: (212) 818-8881
  FACSIMILE NO.: (212) 245-3009

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]


  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE        TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED     PER UNIT(1)    PRICE(1)       FEE
- --------------------------------------------------------------------------------
Common Stock $.01 par
 value..................  1,437,500(2)     $  8.00     $11,500,000  $3,965.52
- --------------------------------------------------------------------------------
Underwriter's Purchase
 Option.................          1        $100.00     $       100           (3)
- --------------------------------------------------------------------------------
Common Stock Underlying
 Underwriter's Purchase
 Option.................    125,000        $  8.80     $ 1,100,000  $  379.31
- --------------------------------------------------------------------------------
Total...................        --             --       12,600,100  $4,344.83

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee.
(2) Includes 187,500 shares which may be issued upon exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any. See "Underwriting."
(3) Pursuant to Rule 457(g), no registration fee is payable.
                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            SPECIALTY CATALOG CORP.

                             CROSS REFERENCE SHEET
             SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED
                              BY ITEMS OF FORM S-1

               FORM S-1 ITEM                       LOCATION IN PROSPECTUS
               -------------                       ----------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus.................   Front Cover Page of Registration
                                             Statement; Cross-Reference Sheet;
                                             Outside Front Cover Page of
                                             Prospectus
  2. Inside Front and Outside Back Cover
      Pages of Prospectus................   Inside Front Cover Page of
                                             Prospectus and Outside Back Cover
                                             Page of Prospectus
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges............................   Prospectus Summary; Risk Factors
  4. Use of Proceeds.....................   Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price.....   Underwriting
  6. Dilution............................   Risk Factors; Dilution
  7. Selling Security Holders............   Inapplicable
  8. Plan of Distribution................   Outside Front Cover Page of
                                             Prospectus; Underwriting
  9. Description of Securities to Be
      Registered.........................   Outside Front Cover Page of
                                             Prospectus; Prospectus Summary;
                                             Description of Securities;
                                             Underwriting
 10. Interests of Named Experts and
      Counsel............................   Inapplicable
 11. Information with Respect to the
      Registrant.........................   Outside Front Cover Page of
                                             Prospectus; Prospectus Summary;
                                             Reorganization; Risk Factors;
                                             Dividend Policy; Capitalization;
                                             Selected Financial Data;
                                             Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Management; Certain Transactions;
                                             Principal Stockholders; Description
                                             of Securities; Shares Eligible for
                                             Future Sale; Financial Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities........................   Description of Securities

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST  , 1996

PROSPECTUS

1,250,000 SHARES                                     [LOGO OF SPECIALTY
                                                      CATALOG CORP
SPECIALTY CATALOG CORP.                               APPEARS HERE]

COMMON STOCK

All of the 1,250,000 shares of Common Stock ("Common Stock") offered hereby are being sold by Specialty Catalog Corp. ("Company").

Prior to this offering ("Offering"), there has been no public market for the Common Stock of the Company and there can be no assurance that any such market will develop. It is currently anticipated that the initial public offering price of the shares will be between $7.25 and $8.00. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock. The Company has applied for the Common Stock to be quoted on the Nasdaq National Market under the symbol ("CTLG").

                                  -----------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 9 HEREOF AND DILUTION AT PAGE 17 HEREOF.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                PRICE   UNDERWRITING   PROCEEDS
                                                  TO   DISCOUNTS AND      TO
                                                PUBLIC COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share.....................................   $          $            $
- --------------------------------------------------------------------------------
Total(3)......................................   $         $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Does not include a 2.5% nonaccountable expense allowance which the Company has agreed to pay the Underwriter. The Company has also agreed to sell the Underwriter an option ("Underwriter's Purchase Option") to purchase 125,000 shares of Common Stock and indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company, including the
    nonaccountable expense allowance in the amount of $   ($   if the
    Underwriter's over-allotment option is exercised in full), estimated at
    $  .
(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   , and $   ,
    respectively. See "Underwriting."

The shares of Common Stock are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the securities comprising the shares of Common Stock will be made against payment therefor at the offices of the
Underwriter in New York City, on or about      , 1996.

[LOGO OF GKN SECURITIES APPEARS HERE]

     , 1996

                                   [PHOTOS]



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  This prospectus contains references to trademarks of entities other than the Company, which have reserved all rights with respects to their respective trademarks.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, "Company" shall include the two operating subsidiaries of the Company, SC Corporation, doing business under the name SC Direct ("SC Direct"), and SC Publishing, Inc. ("SC Publishing"), a wholly-owned subsidiary of SC Direct. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

  The Company is a direct marketer targeting niche consumer product categories. SC Direct, its principal operating subsidiary, is the leading U.S. retailer of women's wigs and hairpieces. SC Publishing, a subsidiary of SC Direct, sells continuing education courses to nurses, real estate professionals and Certified Public Accountants ("CPA's").

  SC Direct sells wigs and hairpieces primarily to women over the age of 50, using three distinct catalogs: Paula Young (R), Christine Jordan (TM) and Especially Yours (TM). In 1995, SC Direct mailed 20.9 million catalogs, generating net sales of $37.3 million. SC Direct has developed a proprietary data base consisting of approximately 5.6 million persons, including more than 875,000 active customers and more than one million active inquirers. Due to the fact that wig wearers are difficult to find, the Company believes that its wig database is unique and would be very expensive to replicate. The Company believes that this poses a substantial barrier to entry for any potential competitor.

  Women over age 50, SC Direct's target market, is projected by the U.S. Census Bureau to grow from 38.7 million women, or 38% of the total female population in 1995, to 51.5 million women, or 45% of the total female population in 2010. This growth is driven primarily by aging "baby-boomers." The Company believes that only approximately five million, or 25%, of the 20 million American women with thinning hair currently wear wigs, and that, accordingly, there is substantial opportunity for future growth of SC Direct's business.

  SC Direct's strategy for its core business is to exploit new distribution opportunities for wigs and hairpieces and to sell additional products to its customers. For example, in the last three years, SC Direct has introduced its upscale Christine Jordan catalog and its Especially Yours catalog for African-American customers, expanded into international markets and begun a test program selling to hair salons.

  In 1995, SC Direct launched its Paula's Hatbox (TM) catalog through which it sells a variety of fashion hats to women. The Company believes that the market for fashion hats has niche characteristics similar to those of the wig market. In addition, SC Direct intends to enter a new market by testing men's wigs in the Paula Young catalog in early 1997.

  The Company utilizes primarily a two-step marketing program. Step one involves obtaining prospective customers through a targeted advertising program. Step two, which commences when a prospective customer responds favorably to step one of the program, involves sending such prospective customer a series of catalogs designed to elicit an initial sale. Through this program, the Company has been able to convert 15% to 20% of persons who request catalogs into customers. Because this program involves targeted mailings only to persons who have shown an interest in its products, the Company has also been able to reduce its exposure to increases in paper, postage and other catalog production costs.

  SC Publishing offers nurses, real estate agents and CPA's home study continuing education through the Western Schools(R) catalogs. SC Publishing's strategy is to build its business by offering additional products and programs to its core customers and by expanding into new and related professional fields. In 1995, SC Publishing mailed 8.4 million catalogs generating net sales of $5.3 million.

  The Company intends to build its existing niche markets and enter new niche markets both by internal expansion and through acquisitions. Niche markets are characterized by smaller market size, unique or hard to find products, or hard to locate customers. The Company plans to implement its two-step marketing program in new and acquired businesses where appropriate.

  The catalog industry is very fragmented, with over 8,000 catalogs currently being circulated. Many catalog retailers, especially the smaller ones, are finding it difficult to grow due to a combination of capital constraints, higher costs and an inability to achieve sufficient operating economies of scale. This situation was exacerbated by substantial increases in paper and postage costs in 1995. The Company believes that this environment will create many acquisition opportunities, allowing it to select acquisition candidates that provide either strategic growth to its existing businesses or an opportunity to enter additional niche markets.

  The Company was incorporated in Delaware on November 30, 1994, as a holding company for SC Direct and SC Publishing. The principal executive offices of the Company are located at 21 Bristol Drive, South Easton, Massachusetts 02375 and its telephone number is (508) 238-0199.

                                  THE OFFERING

Common Stock Offered........................................... 1,250,000 shares
Common Stock Outstanding Prior to this Offering................ 3,201,666 shares
Common Stock to be Outstanding After this Offering............. 4,451,666 shares
Proposed Nasdaq National Market Symbol......................... CTLG

                                USE OF PROCEEDS

  The Company intends to apply the net proceeds of this Offering to repay $5.9 million of the Company's Senior Indebtedness (as defined herein), including (i) $1.5 million to pay down the outstanding amount under the revolving credit portion of the Senior Indebtedness; (ii) $1.8 million of the Senior Indebtedness which is due within one year of the date hereof; and (iii) $2.6 million of the Senior Indebtedness which is due more than one year following the date hereof. The remaining $2.0 million will be used for working capital and general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

  The securities offered hereby involve a high degree of risk, including without limitation: substantial indebtedness; pledge of assets; substantial portion of proceeds used to pay debt; broad discretion in application of remaining proceeds; possible inability to refinance senior indebtedness; working capital deficit; negative net worth; recent decrease in net sales and net income; effectiveness of catalogs and advertising; postal rates, paper prices and media costs; limited sources of fiber and limited number of wig manufacturers. See "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

  The summary financial data presented below, except for the summary operating data, as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 is derived from the audited financial statements of the Company included herein. The financial data for fiscal years ended December 28, 1991 and January 2, 1993 and the financial data for the six months ended July 1, 1995 and June 29, 1996 except for the summary operating data, are derived from the unaudited financial statements of the Company. In the opinion of management, the summary financial data presented below as of and for the six months ended July 1, 1995 and June 29, 1996 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The six month results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere herein.

                                                                                                    PRO FORMA
                                                  HISTORICAL                                      AS ADJUSTED(6)
                         -------------------------------------------------------------------  ----------------------
                                      FISCAL YEAR ENDED                    SIX MONTHS ENDED   FISCAL YEAR SIX MONTHS
                         ------------------------------------------------  -----------------     ENDED      ENDED
                         DEC. 28,  JAN. 2,   JAN. 1,   DEC. 31,  DEC. 30,  JULY 1,  JUNE 29,   DEC. 30,    JUNE 29,
                           1991      1993      1994      1994      1995     1995      1996       1995        1996
                         --------  --------  --------  --------  --------  -------  --------  ----------- ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND AVERAGE ORDER SIZE)
STATEMENT OF OPERATIONS
 DATA:
Net sales(1)............ $ 30,817  $ 32,430  $ 33,801  $38,179   $42,568   $22,419  $18,754     $42,568    $18,754
Interest expense, net...    3,242     3,080       431      661     1,918       958      909       1,343        623
Income (loss) before
 income taxes,
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....   (5,876)   (2,136)      992      710       522       554      149         872        322
Net income (loss)(2).... $ (5,897) $ (2,136) $  9,977  $12,789   $   522   $   554  $   149     $   872    $   322
EARNINGS (LOSS) PER
 COMMON SHARE:
Income (loss) before
 income taxes,
 cumulative effect of
 change in accounting
 principle and
 extraordinary item..... $  (2.09) $  (0.76) $   0.33  $  0.22   $  0.08   $  0.13  $  0.00     $  0.17    $  0.06
Net income (loss)(3).... $  (2.09) $  (0.76) $   3.30  $  4.22   $  0.08   $  0.13  $  0.00     $  0.17    $  0.06
SUMMARY OPERATING DATA:
Total catalog
 circulation(4).........   17,122    17,562    18,807   22,623    29,342    15,337   12,882
Active customer file....      762       890       941    1,094     1,096     1,254    1,222
Average order size...... $  56.17  $  57.98  $  60.82  $ 60.27   $ 61.05   $ 60.05  $ 62.85
BALANCE SHEET DATA:
Working capital......... $ (3,480) $    (30) $    157  $ 2,114   $   649   $ 2,248  $  (185)               $ 1,895
Total assets............   10,756     6,150    19,142   17,364    18,170    18,756   17,777                 20,697
Long-term debt(5).......  (28,461)   31,621    30,125   15,180    12,876    14,836   11,813                  9,343
Redeemable preferred
 stock..................      --        --        --     2,249     2,249     2,249    2,249                    --
Stockholders' equity
 (deficiency)........... $(28,222) $(30,358) $(20,381) $(4,654)  $(4,416)  $(4,245) $(4,413)               $ 4,118

- --------
(1) Net sales for the fiscal years ended December 28, 1991 and January 2, 1993 exclude sales from subsidiaries that were sold in 1993. See the financial statements and the notes thereto.
(2) Net income reflects for the fiscal year ended January 1, 1994, a gain of $8,985,122 from the cumulative effect of change in accounting for income taxes and for the fiscal year ended December 31, 1994, a gain from extraordinary item of $12,078,489 resulting from the forgiveness of debt upon the Company's emergence from bankruptcy.
(3) Earnings per share for each fiscal year of the Company is computed by dividing net income after preferred dividends for such fiscal year by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such fiscal year. See the financial statements and the notes thereto.

(4) Reflects number of customers who are being mailed catalogs at the end of each period.
(5) Long term debt reflects for fiscal years ended January 2, 1993 and January 1, 1994 amounts subject to settlement under reorganization proceedings.
(6) Adjusted to reflect as of January 1, 1995: (i) the sale of 878,957 shares by the Company in this Offering at an estimated initial public offering price of $7.50 per share less the Underwriters discount; (ii) the application of the estimated net proceeds therefrom to repay $5.9 of Senior Indebtedness as described in "Use of Proceeds;" and (iii) the issuance of the Warrants (as defined below).

  Unless otherwise indicated, the information in this Prospectus does not give effect to: (i) 500,000 shares of the Company reserved for issuance under the Company's 1996 Stock Option Plan ("Plan"), of which options to purchase 252,150 shares of Common Stock have been granted; (ii) 187,500 shares which may be issued upon exercise of the Underwriter's over-allotment option; (iii) 125,000 shares reserved for issuance pursuant to the Underwriter's Purchase Option;
(iv) 657,999 shares reserved for issuance upon exercise of other outstanding options issued to Steven L. Bock and Stephen M. O'Hara, the Company's Chief Executive Officer and President, respectively ("Officers' Options"); and (v) 265,335 shares reserved for issuance upon exercise of certain outstanding warrants issued to a director and others ("Warrants"). Unless otherwise indicated, the number of shares of Common Stock and all per share information gives effect to: (x) the 325.51 for 1 stock split to be effected immediately prior to effectiveness of the registration statement of which this prospectus is a part ("Registration Statement") and (y) the conversion, on a pro rata basis, of 22,491 shares ($2,249,100 face amount) of 13% preferred stock ("13% Preferred Stock") into 375,000 (post-split) shares of Common Stock immediately prior to this Offering ("Preferred Conversion").

                                REORGANIZATION

  The Company was incorporated on November 30, 1994 for the purpose of becoming the parent company of SC Corporation. SC Corporation was incorporated in February 1989 and in March 1989 acquired four companies engaged in the catalog business: Wigs by Paula, Inc. ("Wigs"), the predecessor of SC Direct; Western Schools Inc., the predecessor of SC Publishing; After the Stork, Inc. ("Stork"), a children's apparel company; and Brotman's Inc. and Fabrics in Vogue ("Brotman"), a company selling fabrics to people who sew at home. These companies could not support the indebtedness borrowed by SC Corporation in order to consummate the acquisitions, and SC Corporation and each of its four subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy") in the United States Bankruptcy Court for the District of Connecticut ("Bankruptcy Court") on December 28, 1992. From that date until November 23, 1994, SC Corporation operated its business as debtor-in-possession, subject to the jurisdiction of the Bankruptcy Court.

  SC Corporation's Disclosure Statement with respect to the First Amended and Restated Joint Plan of Reorganization of SC Corporation, Wigs and SC Publishing ("Plan of Reorganization") was approved by the Bankruptcy Court on September 21, 1994. The Plan of Reorganization was subsequently confirmed by the Bankruptcy Court on October 25, 1994, and the reorganization of SC Corporation was consummated on November 23, 1994.

  The Plan of Reorganization provided for the payment of cash in settlement of secured, unsecured and administrative claims. The gain on the discharge of pre-petition claims was recorded as an extraordinary item of $12,078,489, net of income taxes. The Company funded the Plan of Reorganization by issuing Common Stock and 13% Preferred Stock, entering into a new senior credit facility ("Senior Indebtedness") and issuing subordinated notes ("Subordinated Indebtedness"). Subsequent to the Plan of Reorganization, certain stockholders, who are also the holders of the subordinated notes, placed such notes into a newly created limited liability company, SC Holdings L.L.C. ("Holdings"). Holdings serves as a guarantor of the Senior Indebtedness. See "Certain Transactions."

  Pursuant to the Plan of Reorganization, the Company emerged from bankruptcy in November 1994, subject to one outstanding income and sales tax claim asserted by the Commonwealth of Massachusetts. Massachusetts has claimed a payment due of $61,000 and the Company has fully accrued this amount.

                                 RISK FACTORS

  The securities offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors.

  SUBSTANTIAL INDEBTEDNESS; PLEDGE OF ASSETS. The Company's Senior Indebtedness consists of a $16.0 million credit facility ($14.0 million term loan and $2.0 million revolving credit line) of which an aggregate of $11.9 million was outstanding on June 29, 1996. In addition, as of July 1, 1995, $4.4 million of principal and accrued interest was outstanding on its Subordinated Indebtedness and, as of August 15, 1996, approximately $495,000 of principal and interest was outstanding on its junior subordinated debt ("Junior Subordinated Indebtedness"). The Company's Senior Indebtedness requires that approximately $3.8 million in interest and principal be paid in 1996, of which $1.7 million has been paid as of June 29, 1996, $825,000 will be paid during the third quarter of 1996 and the balance will be paid in the fourth quarter of 1996. Substantially all of the Company's assets are pledged to secure the Senior Indebtedness, which, among other things, prohibits mergers, sales of assets, payment of dividends and creation of liens, and restricts borrowings and capital expenditures. In the event of a default, Banque Nationale de Paris ("BNP"), the senior lender, could foreclose on its security interest in the Company's assets. Such action would have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Notes to Financial Statement."

  SUBSTANTIAL PORTION OF PROCEEDS USED TO PAY DEBT; BROAD DISCRETION IN APPLICATION OF REMAINING PROCEEDS. Approximately $5.9 million, or 74.7%, of the net proceeds from this Offering (assuming an initial public offering price of $7.50) will be used to repay part of the Senior Indebtedness. Furthermore, the Company will have broad discretion as to the application of the remaining $2.0 million of proceeds allocated to working capital and general corporate purposes. See "Use of Proceeds."

  POSSIBLE INABILITY TO REFINANCE SENIOR INDEBTEDNESS. Following the application of the proceeds of this Offering to repay a portion of the Senior Indebtedness, approximately $5.4 million of the Senior Indebtedness will remain outstanding. As part of its credit agreement with BNP, the Company is obligated to pay an additional fee of $625,000, increasing periodically to $1.0 million on November 22, 1998, upon any future default, prepayment, change in control, or with the final loan payment ("Additional Fee"). BNP has agreed to waive the Additional Fee if the Senior Indebtedness is repaid in full on or before March 31, 1997. The Company intends to refinance the Senior Indebtedness and the Subordinated Indebtedness prior to March 31, 1997. Failure to refinance the Senior Indebtedness by March 31, 1997 will obligate the Company to pay the Additional Fee to BNP, which will have a negative impact on the Company's liquidity and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  WORKING CAPITAL DEFICIT; NEGATIVE NET WORTH; RECENT DECREASE IN NET SALES AND NET INCOME. The Company has had in the past and continues to have a working capital deficit and a negative net worth. As of June 29, 1996 the Company had a working capital deficit of $605,000 and a negative net worth of $4.4 million. Results of operations for the six months ended June 29, 1996 show a decline in net sales and net income versus the prior year. Net sales decreased $3.7 million, or 16.4%, from $22.4 million for the six months ended July 1, 1995 to $18.7 million for the six months ended June 29, 1996. Net income declined by $405,000, or 73.1%, from $555,000 for the six months ended July 1, 1995 to $149,000 for the six months ended June 29, 1996. Although the Company believes that these results are not indicative of the Company's future performance, there can be no assurance that the Company's future results will improve or that the decline in net sales and net income will not be reflective of the future results of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  EFFECTIVENESS OF CATALOGS AND ADVERTISING. The Company targets potential new customers through its advertising programs and solicits orders from existing customers through catalog marketing campaigns. Catalog marketing campaigns and advertising are working capital intensive and the success of such activities depends, to a large extent, upon the accuracy of assumptions and judgments made by the Company. The Company must continuously identify new customers with its advertising programs and stimulate new purchases from existing customers with its catalog marketing campaigns in order to be successful. There can be no assurance that such advertising and catalog mailings will result in attracting new customers at the rate required to maintain profitability or continue to produce sales from its existing customers. The failure of such activities to identify new customers or to generate new purchases from existing customers may have a material adverse effect on the Company's business and its results of operations. See "Business--Wigs--Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  POSTAL RATES, PAPER PRICES AND MEDIA COSTS. Postage, shipping and paper costs are significant expenses in the operation of the Company's business. The Company mails its catalogs and generally ships its products to customers through the U.S. Postal Service and, at the customer's request and expense, ships its products by overnight and second day delivery services. The Company passes on the costs of mailing its products directly to customers as separate shipping and handling charges, but does not directly pass on paper costs and the costs of mailing its catalogs. Effective January 1, 1995, postal rates for mailing the Company's catalogs increased 14.3%. The cost of paper also increased significantly in 1995. Any future increases in postal or shipping rates or paper costs will have an adverse effect on the Company's operating results if the Company is unable to pass on these increases to its customers. In addition, a rise in media costs could have a material adverse effect on the Company's ability to generate new customers. "See Business--Wigs--Marketing."

  LIMITED SOURCES OF FIBER. The majority of the Company's revenues is derived from the sale of wigs. Virtually all of the wigs sold by the Company are made from special synthetic fiber manufactured by only two Japanese companies, Kaneka Corporation and Toyo Chemical Corporation. The wig manufacturers from whom the Company purchases its inventory purchase the fiber from these two fiber manufacturers. Should there be a permanent or long-term disruption in the supply of fiber, the Company believes that the time required to obtain an alternate source and the attendant delay in new production, as well as a possibly significant increase in the price of fiber, may have a material adverse effect on the Company's wig and hairpiece sales and profit margin. See "Business--Wigs--Products."

  LIMITED NUMBER OF WIG MANUFACTURERS. The wigs sold by the Company are produced by a limited number of manufacturers. Each of the five largest manufacturers represented between 8% and 25% of the Company's overall wig purchases in the first half of 1996. The loss of one or more of these manufacturers could materially disrupt the Company's wig operations. Although the Company believes that it could find alternative manufacturers for its wigs and is regularly evaluating new manufacturers, there can be no assurance that such manufacturers could be found without considerable disruption to the Company's purchasing cycles, inventory levels, and profit margins. The Company does not currently have, and does not anticipate entering into in the foreseeable future, long-term supply contracts with its manufacturers. See "Business--Wigs--Products" and "Business--Operations--Purchasing."

  RISK OF PHYSICAL DISASTER. Substantially all of the Company's telemarketing, customer service and management information systems functions are housed in the Company's main facility in South Easton, Massachusetts. Although the Company has a disaster recovery program and creates a daily back-up tape of customer list and computer information and sends such tapes on a weekly basis for off-site storage, a significant disruption or loss affecting the telephone or computer systems, or any significant damage to the Company's headquarters, could have a material adverse effect on the Company's business. Although the Company maintains $10 million of business interruption insurance, there can be no assurance that a physical disruption to the Company's business or operations would be adequately covered by such insurance. See "Business-- Operations."

  RISK OF A CURE FOR HAIR LOSS; CANCER TREATMENT IMPROVEMENT. Millions of American women suffer varying degrees of hair loss. These women comprise a significant percentage of the Company's customer base for its wigs and hairpieces. Ongoing research is conducted by numerous groups, both public and private, seeking remedies for hair loss. One drug, Minoxidil (primarily marketed under the name Rogaine(R)), is now available over the counter and is sold to men and women as a measure against hair loss. There can be no assurance that a new drug will not be developed that could prevent hair loss among women. Such an event could have a material adverse effect on the Company's core wig business. In addition, any new cancer therapies that would eliminate hair loss as a side effect of treatment could have a material adverse effect on the Company's business. See "Business-- Wigs--Industry and Market."

  DEPENDENCE UPON FOREIGN SUPPLIERS; EXCHANGE RATES; CURRENCY
FLUCTUATIONS. All of the wigs purchased by the Company, including those purchased from domestic importers, are manufactured in Asia. The Company expects that it will continue to purchase most of its wig merchandise from foreign suppliers in the future. Accordingly, the Company's operations are subject to the customary risks of doing business abroad, including fluctuations in the value of currencies, export duties, quotas, work stoppages and, in certain parts of the world, political instability and possible governmental intervention. Since the Company pays for its wigs in U.S. dollars, the cost of wigs may be adversely affected by an increase in the relative value of the relevant foreign currencies against the U.S. dollar. Although the Company has not, to date, experienced any significant effect on its business operations associated with such risks, no assurance can be given that such risks will not result in a material effect in the future. See "Business--Wigs--Products."

  RELIANCE ON KEY PERSONNEL. The Company's performance is substantially dependent on the performance of its executive officers and key employees. The loss of the services of any its key employees, particularly Steven L. Bock, its Chairman and Chief Executive Officer, or Stephen M. O'Hara, its President, could have a material adverse effect on the Company's business, financial condition or operating results. The Company has three year employment agreements with Messrs. Bock and O'Hara. The Company currently maintains an $8.5 million key person life insurance policy on Mr. Bock and a $5.5 million key person life insurance policy on Mr. O'Hara, although those amounts may be reduced. See "Business--Employees" and "Management."

  PRIOR BANKRUPTCY. SC Corporation was formed in 1989 to effect a leveraged buy-out of four catalog companies, including the Company's present operating subsidiaries, SC Direct and SC Publishing. Mr. Bock was a principal in the original investment group that formed SC Direct in 1989. On December 28, 1992, as a result of its inability to service then existing debt requirements, SC Direct and each of its four subsidiaries filed voluntary petitions for bankruptcy under Chapter 11 of the United States Bankruptcy Code. From that date until November 23, 1994, SC Direct operated its business as debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the Plan of Reorganization, the Company emerged from the Bankruptcy in November 1994, subject to one outstanding income and sales tax claim asserted by the Commonwealth of Massachusetts. Massachusetts has claimed a payment due of $61,000 and the Company has fully accrued this amount. Messrs. Bock and O'Hara, who currently serve as executive officers of the Company, were, prior to and during the Bankruptcy, executive officers of SC Direct or its predecessors. See "Reorganization."

  COMPETITION. The Company encounters competition in all segments of its business. The Company competes directly with other direct mail catalog retailers and numerous other retail sources of products which are the same as, or similar to, those products sold by the Company through its catalogs. Some of the Company's competitors have greater financial and marketing resources than the Company. Potential competition may emerge via new distributions channels such as the Internet and interactive television. See "Business-- Competition."

  POSSIBLE TERMINATION OF LEASES. The Company leases two buildings in South Easton, Massachusetts. Under the terms of the leases, the landlords and the Company have the right to terminate the leases upon four month's notice. The Company believes that, in the event that either or both landlords give the Company notice, the Company could move to a new facility within four months. Nonetheless, there can be no assurance that the Company will find an appropriate space within four months or that the process of moving and restarting operations in a new site would not have a material adverse effect on the Company's operations. See "Business--Facilities."

  UNCERTAINTY AND EXPENSE OF INTELLECTUAL PROPERTY LITIGATION. The Company currently has several registered trademarks and may seek additional legal protection for its products and trade names. Intellectual property litigation can be expensive and time-consuming. The Company does not currently know of any lawsuit alleging the Company's infringement of intellectual property rights that could have a material adverse effect on the Company's business. There can be no assurance, however, that any such lawsuit will not be filed against the Company in the future or, if such a lawsuit is filed, that the Company would ultimately prevail. See "Legal Proceedings."

  CONTINUED CONTROL BY CURRENT MANAGEMENT. Upon completion of this Offering, the Company's directors and executive officers and their affiliates will control approximately 72.4% of the outstanding shares of Common Stock. As a result, current management will be able to elect the entire Board of Directors of the Company, thereby enabling them to control all major decisions of the Company. Furthermore, such concentration of ownership may have the effect of preventing a change in control of the Company. See "Dilution," "Principal Stockholders" and "Description of Securities."

  MANAGEMENT OF GROWTH. The Company has experienced significant growth in recent years, and this growth has placed significant demands on the Company's managerial, operational and financial resources. The Company is dependent on its ability to retain and motivate high quality personnel, especially its management, marketing and merchandising executives and other key employees, and the inability of the Company to do so would have a material adverse affect on the Company's business, financial condition and operating results. In addition, the Company's operations are dependent upon the accuracy, capability and proper utilization of the Company's management information systems, including its computers and telephone systems, which the Company will need to expand and enhance on a regular basis to support its planned growth and to remain competitive. There can be no assurance that if the Company continues to grow, management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities, integrating acquired businesses or otherwise managing growth. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business" and "Management."

  ABSENCE OF PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock of the Company and there can be no assurance that an active trading market for the Common Stock will develop or be sustained after this Offering. The initial public offering price has been determined solely by negotiation between the Company and the Underwriter based on a number of factors and may not be indicative of the market price for the Common Stock after this Offering. The trading price of the Company's Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, general conditions in the wig industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Distribution" and "Underwriting."

  LIMITATION ON USE OF NOL'S. The Company currently has recorded a deferred tax asset reflecting the benefit of approximately $18 million of net operating loss carryforwards ("NOL's") available for federal and state income tax purposes, which expire from 2005 through 2010. The Company believes that the present Offering will result in an "ownership change" under Section 382 of the Internal Revenue Code and, as a result, the Company's ability to use its "pre-change" NOL's will be limited to between $1.5 million and $2.0 million in each fiscal year following this Offering. While realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards, the Company believes it is more likely than not that all of the deferred tax asset will be realized. However, there can be no assurance that the Company will be able to use the NOL's. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  STATE SALES TAX COLLECTION. In 1994, the United State Supreme Court reaffirmed an earlier decision that allowed direct marketers to make sales into states where they do not have a physical presence without collecting sales taxes but noted that Congress has the power to change this law. The imposition of an obligation to collect sales taxes may have a negative effect on the Company's response rates and may require the Company to incur administrative costs in collecting and remitting the sales taxes. The Company believes that Massachusetts is the only jurisdiction where it is currently required to collect sales taxes. See "Business--Government Regulations."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock. See "Management--1996 Stock Option Plan," and "Description of Securities" and "Shares Eligible for Future Sale."

  ANTITAKEOVER MATTERS; POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED STOCK. The Company's Certificate of Incorporation and By-laws contain certain provisions that may delay, defer or prevent a takeover of the Company. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), and to determine the price, rights, preferences and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock, with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Company's By-laws include provisions establishing advance notice procedures with respect to stockholder proposals and director nominations and permit special stockholder meetings to be called only by the Board of Directors or the Chief Executive Officer. In addition, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law ("DGCL"). Such provisions could adversely affect the holders of the Common Stock and could discourage, delay or prevent a takeover of the Company. See "Description of Securities."

  IMMEDIATE AND SUBSTANTIAL DILUTION. The purchaser of the Common Stock offered hereby will incur immediate and substantial dilution of $6.57 or, 87.6%, representing the difference between the net tangible book value of the Common Stock immediately after this Offering and the assumed initial public offering price of the Common Stock. See "Dilution."

  EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Immediately after this Offering, not including the Underwriter's Purchase Option, there will be outstanding options and warrants to purchase, in the aggregate 1,175,484 shares of Common Stock at per share exercise prices ranging from $0.31 to the initial public offering price. These options and warrants consist of: (i) options to purchase 252,150 shares of common stock at the initial public offering price granted under the Plan, 10,000 of which are currently exercisable; (ii) Officers' Options to purchase 657,999 shares of Common Stock, consisting of options to purchase 582,999 shares at $0.31 per share, of which options to purchase 528,444 shares are currently exercisable, and options to purchase 75,000 shares at $5.33 per share, none of which are currently exercisable; and (iii) Warrants to purchase 265,335 shares at $1.88, all of which are currently exercisable. The exercise of the foregoing options and warrants and the Underwriter's Purchase Option will dilute the percentage ownership of the Company's stockholders and any sales in the public market of shares of Common Stock underlying such securities may adversely affect the prevailing market price for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding securities will, to the extent they are able, likely exercise them at a time when the Company could, in all likelihood, obtain any needed capital on terms more favorable to the Company than those provided in the options and the warrants. See "Dilution."

  NO DIVIDENDS. The Company has never paid cash dividends on the Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from an investment in the Common Stock should not purchase any of the shares of Common Stock offered hereby. The Company's Senior Indebtedness contains, and the Company anticipates that any future credit facility or other indebtedness that the Company may enter into or incur would contain, a prohibition against the payment of cash dividends and certain restrictions on the payment of non-cash dividends. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Stock offered hereby, assuming an initial public offering price of $7.50 per share, are estimated to be $7,900,000, or $9,159,000 if the Underwriter's over-allotment option is exercised in full, after deducting the estimated underwriting discounts and offering expenses payable by the Company. Of this amount, $5.9 million, or 74.7% of the net proceeds, will be used to repay a portion of the Senior Indebtedness, including (i) $1.5 million to pay down the outstanding amount under the revolving credit portion of the Senior Indebtedness; (ii) $1.8 million of the Senior Indebtedness which is due within one year of the date hereof; and (iii) $2.6 million of the Senior Indebtedness which is due more than one year following the date hereof. The Company's Senior Indebtedness consists of a $14.0 million term loan which bears interest at 3.5% above certain LIBOR rates and matures on May 22, 1999; and a $2.0 million revolving credit facility, which bears interest at 2% over the prime rate and matures on May 22, 1999. An aggregate of $11.9 million was outstanding under the Senior Indebtedness on June 29, 1996.

  The remainder of the net proceeds of this Offering, estimated to be approximately $2.0 million, or 25.3% of the net proceeds ($3.3 million, or 35.6% of the net proceeds, if the Underwriter's over-allotment option is exercised in full), will be used for general corporate purposes, including capital expenditures and working capital.

  The Company plans to use its available working capital, including cash flow from operations and net proceeds of this Offering allocated to working capital, to: (i) advertise, produce and mail catalogs and (ii) increase direct purchasing of wigs and hairpieces. Depending on the Company's business needs and cash flow, additional amounts of the Company's remaining Senior Indebtedness may be repaid from the net proceeds of this Offering allocated to working capital. In addition, if a suitable opportunity arises, the Company may also use a portion of the net proceeds of this Offering allocated to working capital as part of the financing for an acquisition. The Company has no agreement or understanding, nor is it engaged in any negotiations, with respect to any acquisition.

  The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of this Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's anticipated cash requirements for at least 12 months after completion of this Offering. After that time, the Company believes that income from operations should satisfy the Company's working capital needs; however, there can be no assurance that this will be the case. Net proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing government obligations.

  The allocation of the net proceeds of this Offering represents the Company's best estimate based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above described categories or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have a material adverse effect on the Company.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of June 29, 1996. The pro forma gives effect to the Junior Subordinated Indebtedness the issuance of the Warrants, the irrevocable waiver of accrued dividends on the 13% Preferred Stock in August 1996, the Preferred Conversion, and the grant of Options to purchase 75,000 shares of Common Stock at an exercise price of $5.33 per share to Steven L. Bock, the Company's Chairman and Chief Executive Officer. The pro forma as adjusted gives effect to all of the above, plus the sale by the Company of 1,250,000 shares of Common Stock offered hereby at an estimated initial public offering price of $7.50 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                   AS OF JUNE 29, 1996
                                             ----------------------------------
                                                         PRO       PRO FORMA,
                                              ACTUAL   FORMA(1)  AS ADJUSTED(2)
                                             --------  --------  --------------
                                                      (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt......... $  2,950  $  2,950     $  1,352
  Revolving portion of line of credit.......    1,450     1,450          --
Long-term debt:
  Non-current portion of long-term debt.....    7,450     7,450        4,598
  Subordinated notes (1)....................    4,363     4,744        4,744
  Accrued dividends.........................      511       --           --
Stockholders' equity:
  Preferred Stock, $1.00 par value;
   1,000,000 shares authorized, 22,491
   shares issued and outstanding (2)........    2,249       --           --
  Common Stock, $.01 par value; 10,000,000
   shares authorized, 2,826,666 shares
   issued and outstanding at June 29, 1996,
   3,201,666 outstanding on a pro forma
   basis and 4,451,666 outstanding as
   adjusted.................................       28        32           45
  Additional paid-in capital................    4,496     7,534       15,421
  Note from stockholder.....................     (140)     (140)        (140)
  Deferred compensation.....................      --       (162)        (162)
  Accumulated deficit.......................  (11,046)  (11,046)     (11,046)
                                             --------  --------     --------
    Total stockholders' equity..............   (4,413)   (3,782)       4,118
                                             --------  --------     --------
    Total capitalization.................... $ 12,311  $ 12,812     $ 14,812
                                             ========  ========     ========

                                DIVIDEND POLICY

  The Company has never declared or paid cash or other dividends on its Common Stock and it is currently the intention of the Company not to declare or pay cash dividends on its shares of Common Stock. The payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs and other factors deemed relevant by the Board, including statutory restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of Preferred Stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any then-existing credit facility or other indebtedness. The Company's Senior Indebtedness contains, and the Company anticipates that any future credit facility or other indebtedness that the Company may enter into or incur would contain, a prohibition against the payment of cash dividends and restrictions on the payment of non-cash dividends. It is the current intention of the Board to retain earnings, if any, to finance the operations and expansion of the Company's business.

                                   DILUTION

  The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

  At June 29, 1996, the Company had a negative net tangible book value of $3,782,166, or approximately negative $1.18 per share of Common Stock. After giving effect to the sale of Common Stock offered hereby (assuming a price of $7.50 per share less underwriting discounts and estimated expenses of this Offering), the net tangible book value of the Company will be $4,117,868, or approximately $.93 per share. This represents an immediate increase in net tangible book value of $2.11 per share to the existing stockholders, and an immediate dilution of approximately $6.57 per share to investors in this Offering (or approximately 87.6% of the initial public offering price).

  The following table illustrates the per share dilution without giving effect to results of operations of the Company subsequent to June 29, 1996.

   Assumed initial public offering price.........................         $7.50
     Net tangible book value per share before Offering........... $(1.18)
     Increase in net tangible book value per share attributable
      to new investors...........................................   2.11
   Net tangible book value per share adjusted after Offering.....           .93
                                                                          -----
   Dilution to new investors.....................................         $6.57
                                                                          =====

  The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by the existing stockholders and by new investors pursuant to this Offering:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 3,201,666   71.9% $ 7,566,000   44.7%   $2.36
New investors................... 1,250,000   28.1    9,375,000   55.3    $7.50
                                 ---------  -----  -----------  -----
  Total......................... 4,451,666  100.0% $16,941,000  100.0%
                                 =========  =====  ===========  =====

                     SELECTED FINANCIAL AND OPERATING DATA

  The selected financial data presented below, except for the selected operating data, as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 is derived from the audited financial statements of the Company included herein. The financial data for fiscal years ended December 28, 1991 and January 2, 1995 and the financial data for the six months ended July 1, 1995 and June 29, 1996, except for the selected operating data, are derived from the unaudited financial statements of the Company. In the opinion of management, the summary financial data presented below as of and for the six months ended July 1, 1995 and June 29, 1996, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The six month results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere herein.

                                                                                                   PRO FORMA,
                                                   HISTORICAL                                    AS ADJUSTED(7)
                          -------------------------------------------------------------------  -------------------
                                                                                                 YEAR   SIX MONTHS
                                       FISCAL YEAR ENDED                    SIX MONTHS ENDED    ENDED     ENDED
                          ------------------------------------------------  -----------------  -------- ----------
                          DEC. 28,  JAN. 2,   JAN. 1,   DEC. 31,  DEC. 30,  JULY 1,  JUNE 29,  DEC. 30,  JUNE 29,
                            1991      1993      1994      1994      1995     1995      1996      1995      1996
                          --------  --------  --------  --------  --------  -------  --------  -------- ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND AVERAGE ORDER SIZE)
STATEMENT OF OPERATIONS
 DATA:
Net sales (1)...........  $ 30,817  $ 32,430  $ 33,801  $38,179   $42,568   $22,419  $18,754   $42,568   $18,754
Cost of sales(1)........    13,608    14,367    13,868   15,648    16,423     8,859    7,003    16,423     7,003
                          --------  --------  --------  -------   -------   -------  -------   -------   -------
Gross profit(1).........    17,209    18,063    19,933   22,531    26,145    13,560   11,751    26,145    11,751
Selling, general and
 administrative(1)......    19,843    16,939    16,768   17,772    22,835    11,156   10,591    22,835    10,591
Restructuring charges...       --        --        --       --        513       513      --        513       --
                          --------  --------  --------  -------   -------   -------  -------   -------   -------
Income (loss) from
 operations.............    (2,634)    1,124     3,165    4,759     2,797     1,891    1,160     2,797     1,160
Interest expense, net...     3,242     3,080       431      661     1,918       958      909     1,343       623
Reorganization items....       --        --      1,038    2,890       --        --       --        --        --
                          --------  --------  --------  -------   -------   -------  -------   -------   -------
Income (loss) before
 income taxes,
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....    (5,876)   (1,956)    1,696    1,208       879       933      251     1,454       537
Income taxes............       (21)      180       704      498       357       379      102       582       215
                          --------  --------  --------  -------   -------   -------  -------   -------   -------
Income (loss) before
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....  $ (5,897) $ (2,136) $    992  $   710   $   522   $   554  $   149   $   872   $   322
                          ========  ========  ========  =======   =======   =======  =======   =======   =======
Net income (loss)(3)....  $ (5,897) $ (2,136) $  9,977  $12,789   $   522   $   554  $   149   $   872   $   322
                          ========  ========  ========  =======   =======   =======  =======   =======   =======
EARNINGS (LOSS) PER
 COMMON SHARE:
Income (loss) before
 extraordinary items and
 cumulative effect of
 accounting changes.....  $  (2.09) $  (0.76) $   0.33  $  0.22   $  0.08   $  0.13  $  0.00   $  0.17   $  0.06
Net Income (loss)(3)....  $  (2.09) $  (0.76) $   3.30  $  4.22   $  0.08   $  0.13  $  0.00   $  0.17   $  0.06
BALANCE SHEET DATA:
Working capital.........  $ (3,480) $    (30) $   (157) $ 2,114   $   649   $ 2,248  $  (185)            $ 1,895
Total assets............    10,756     6,150    19,142   17,364    18,170    18,756   17,777              20,697
Long-term debt(4).......    28,461    31,621    30,125   15,180    12,876    14,836   11,813               9,343
Preferred Stock.........       --        --        --     2,249     2,249     2,249    2,249                 --
Stockholders' equity
 (deficit)..............  $(28,222) $(30,358) $(20,381) $(4,654)  $(4,416)  $(4,245) $(4,413)            $ 4,118
OTHER FINANCIAL &
 OPERATING DATA:
EBITDA(5)...............  $    (34) $  3,122  $  3,942  $ 5,508   $ 3,559   $ 2,009  $ 1,302
Total catalog
 circulation(6).........    17,122    17,562    18,807   22,623    29,342    15,337   12,882
Active customer file....       762       890       941    1,094     1,096     1,254    1,222
Average order size......  $  56.17  $  57.98  $  60.82  $ 60.27   $ 61.05   $ 60.05  $ 62.85

- --------
(1) For comparative purposes, certain subsidiaries that were sold at the end of 1992 are not included in net sales, cost of sales and gross profit for 1991 and 1992. The combined gross profits of these certain subsidiaries of $7,643,832 in 1991 and $7,513,099 in 1992 are netted against their related expenses in selling general & administrative.
(2) Net income reflects for the fiscal year ended January 1, 1994, a gain of $8,985,122 from the cumulative effect of change in accounting for income taxes, and for the fiscal year ended December 31, 1994, a gain from extraordinary item of $12,078,489 resulting from the forgiveness of debt upon the Company's emergence from the Bankruptcy. See financial statements and the notes thereto.
(3) Earnings per share for each fiscal year of the Company is computed by dividing net income after preferred dividends for such fiscal year by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such fiscal year. See the financial statements and the notes thereto.
(4) Long-term debt reflects for fiscal years ended January 2, 1993 and January 1, 1994 amounts subject to settlement under reorganization proceeding.
(5) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense and, in 1995, restructuring costs relating to the move of SC Publishing. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, management understands that it is widely used by certain investors as one measure to evaluate the financial performance of companies in the direct marketing industry.
(6) Reflects the number of customers who are being mailed catalogs at the end of each period.
(7) Adjusted to reflect as of January 1, 1995: (i) the sale of 878,957 shares by the Company in this Offering at an estimated initial public offering price of $7.50 per share less the Underwriters discount; (ii) the application of the estimated net proceeds therefrom to repay $5.9 of Senior Indebtedness as described in "Use of Proceeds;" and (iii) the issuance of the Warrants (as defined below).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Unless otherwise indicated, "1995" means the Company's fiscal year ended December 30, 1995, "1994" means the Company's fiscal year ended December 31, 1994, "1993" means the Company's fiscal year ended January 1, 1994 and "1992" means the Company's fiscal year ended January 2, 1993. The discussion and analysis below should be read in conjunction with the Financial Statements of the Company and the Notes to Financial Statements included elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company is a direct marketer targeting niche consumer product categories. SC Direct, its principal operating subsidiary, is the leading U.S. retailer of women's wigs and hairpieces. SC Publishing, a subsidiary of SC Direct, sells continuing education courses to nurses, real estate professionals and Certified Public Accountants.

  In 1995, SC Direct's sales of women's wigs, hairpieces, accessories and hats represented 87.6% of the Company's net sales. Since 1992, SC Direct's sales have grown through: (i) expansion of its core Paula Young wig business; (ii) introduction in 1993 of the upscale Christine Jordan wig catalog; (iii) introduction in 1994 of the Especially Yours catalog, serving African American women; and (iv) introduction in 1995 of the Paula's Hatbox catalog. In addition, in 1995 the Company began selling directly to consumers in Canada.

  The balance of the Company's sales come from SC Publishing's catalogs, which sell continuing education courses to nurses, real estate agents and CPA's. SC Publishing's sales have been between $4.0 million and $5.3 million over the past 5 years. In July 1995, the Company moved SC Publishing from San Diego, California to the Company's South Easton, Massachusetts facilities. The Company encountered difficulties in integrating SC Publishing into its operations in South Easton, resulting in disruptions to SC Publishing's operations and a reduction in its 1995 operating profitability.

  As a direct marketer, an important goal of the Company is to expand the size and prevent the "aging" of, and maximize sales to, its customer file. To acquire new customers and prevent the "aging" of its customer file, the Company must continually expend working capital to maintain its advertising program and convert the recipients of its catalogs into customers. In addition, to retain and sell more to existing customers, the Company must expend working capital for additional catalog mailings to these customers. Reductions in advertising lead to declines in new customer prospects and, therefore, new customers. In addition, the Company experiences a time lag between advertising expenditures to gain new customer prospects and the receipt of revenues generated by new customers.

  As is typical in the catalog industry, the Company's business is also affected by increases in paper, postage, print and other catalog production costs. During a period of rising postage and paper costs, such as 1995, the catalog industry faced substantial pressure on operating profits. The Company believes that its niche focus allows it to target its mailings, thereby reducing its exposure to increases in paper, postage and other catalog production costs.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 29, 1996 COMPARED TO SIX MONTHS ENDED JULY 1, 1995.

  Net sales decreased $3.6 million, or 16.1%, from $22.4 million for the six months ended July 1, 1995 to $18.8 million for the six months ended June 29, 1996. This decline is primarily attributable to a decline in

SC Direct's net sales to new customers which resulted from the Company's decision to conserve working capital by limiting its advertising expenditures during the second half of 1995 and first half of 1996. In addition, SC Publishing had a net sales decline of approximately $700,000 due to a decision to mail fewer prospecting catalogs.

  Gross margins increased from 60.5% in the six months ended July 1, 1995 to 62.7% in the six months ended June 29, 1996 primarily due to lower product costs. The Company has been able to reduce its costs of goods sold by purchasing a greater percentage of wigs directly from overseas manufacturers rather than from importers. In the six months ended June 29, 1996, the Company purchased 55.1% of its wigs directly from manufacturers compared to 30.7% in the six months ended July 1, 1995.

  Selling, general administrative ("SG&A") expenses declined $600,000, or 5.4%, from $11.2 million in the six months ended July 1, 1995 to $10.6 million in the six months ended June 29, 1996, as 2.5 million fewer catalogs were circulated and advertising expenditures decreased by $1.3 million from the year ago period. However, this decline was significantly offset by higher market rates for postage and paper.

  Net interest expense declined 5.1% from $958,000 in the six months ended July 1, 1995 to $909,000 in the six months ended June 29, 1996, reflecting lower interest rates and lower principal amounts outstanding on the Senior Indebtedness.

  1995 COMPARED TO 1994.

  Net sales increased $4.4 million, or 11.5%, from $38.2 million in 1994 to $42.6 million in 1995. These gains were primarily due to an increase in sales to the Company's existing customer base, additional sales from new catalogs and initiation of direct marketing efforts in Canada. Offsetting these gains was a decline in new customer sales as higher media costs reduced advertising reach.

  Gross profit increased $3.6 million from $22.5 million in 1994 to $26.1 million in 1995, an increase in percentage of net sales from 59.0% in 1994 to 61.4% in 1995. An increase in the direct purchasing of wigs accounted for the majority of the improvement in gross profit margins.

  1995 SG&A expenses increased by $5.0 million, or 28.1%, from $17.8 million in 1994 to $22.8 million in 1995. SG&A as a percentage of sales increased from 46.6% in 1994 to 53.6% in 1995, primarily as a result of sharp increases in paper, postage and media costs. SG&A expenses did not include $512,000 of restructuring expense relating to the relocation of SC Publishing's operations to the Company's headquarters in Massachusetts.

  Net interest expense increased from $661,000 in 1994 to $1.9 million in 1995, reflecting a full year of debt servicing costs on the Senior and Subordinated Indebtedness incurred as part of the Company's reorganization in November 1994.

  1994 COMPARED TO 1993.

  Net sales increased $4.4 million, or 13.0%, from $33.8 million in 1993 to $38.2 million in 1994. This increase reflects the addition of new customers as a result of a substantial increase in advertising levels late in 1993 and early 1994 and an increase in sales from existing customers.

  The Company's gross margin remained constant at 59.0% in 1993 and in 1994, although gross profit increased $2.6 million as a result of the increase in sales. Although the Company had a gain in margin due to an increase in the direct purchasing of wigs, this gain was offset by a decline in SC Publishing's gross margin due to a change in sales mix and lower prices.

  SG&A expenses increased $1.0 million, or 6.0%, from $16.8 million in 1993 to $17.8 million in 1994. SG&A as a percentage of sales declined from 49.6% in 1993 to 46.5% in 1994. This resulted primarily from lower media and paper costs.

  Net interest expense increased $230,000, or 53.4%, from $431,000 in 1993 to $661,000 in 1994 as a result of the interest expense incurred during the last six weeks of 1994 on the Senior Indebtedness and Subordinated Indebtedness incurred to finance the Company's Plan of Reorganization.

  Reorganization expense increased from $1.0 million in 1993 to $2.9 million in 1994, reflecting the use of additional legal, accounting and other professional services needed to emerge from Chapter 11 and an additional compensation expense of $533,000. An extraordinary gain of $12.1 million was recognized in 1994, reflecting the forgiveness of debt upon the execution of the Plan of Reorganization on November 23, 1994.

  1993 COMPARED TO 1992.

  Net sales increased $1.3 million, or 4.2%, from $32.5 million in 1992 to $33.8 million in 1993 due to an increase in sales to existing Paula Young customers as a result of improved catalog circulation offset by a decline in new customer sales due to lower response to advertising.

  Gross margin increased from 55.7% in 1992 to 59.0% in 1993 as a result of the start of SC Direct's direct purchasing program, together with a significant shift to lower cost importers for a substantial portion of its wig purchases. SC Publishing's gross margins declined slightly as lower margin CPA sales increased as a percentage of total SC Publishing sales.

  SG&A expenses increased $500,000, or 3.1%, from $16.3 million in 1992 to $16.8 million in 1993. This increase was due to an increase in advertising and catalog production expense, plus an increase in fixed costs due to additional personnel in the finance area to help in the bankruptcy proceedings.

  Net interest expense decreased from $3.1 million in 1992 to $431,000 in 1993 as a result of no interest being accrued on $26.3 million of pre-bankruptcy debt during 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company expends significant amounts of working capital for advertising, inventory and catalog production costs in advance of the revenues generated by these items. The Company has met its working capital needs primarily through funds generated from operations and short-term bank financing. Because of the need to amortize the Senior Indebtedness, there have been limited funds available to expand the business.

  The Company's Senior Indebtedness consists of a $16 million credit facility ($14 million term loan and $2 million revolving credit line), of which an aggregate of $11.9 million was outstanding on June 30, 1996. The term loan portion of the Senior Indebtedness is payable in installments, with the final installment due on May 22, 1999, and bears interest at 3.5% above certain LIBOR rates or, at the Company's option, at 2% over the prime rate. The revolving portion is due on the maturity of the term loan and bears interest at 2% over the prime rate. $5.9 million of the proceeds of this Offering are being used to repay the Senior Indebtedness, including (i) $1.5 million to pay down the outstanding amount under the revolving credit portion of the Senior Indebtedness; (ii) $1.8 million of the Senior Indebtedness which is due within one year of the date hereof; and (iii) $2.6 million of the Senior Indebtedness which is due more than one year following the date hereof. The Company will be able to reborrow under the revolving credit line following this Offering.

  In addition to principal and interest due under the Senior Indebtedness, the Company is obligated to pay the Additional Fee to BNP in the event of any future default, prepayment or change in control, or upon the final principal payment in May 1999. The Additional Fee is currently $625,000 and will rise to $1.0 million over the term of the Senior Indebtedness. On August 14, 1996, the Company entered into a Second Amendment, Waiver and Consent ("Second Amendment") with BNP. Pursuant to the Second Amendment, BNP consented to this Offering and the Use of Proceeds of this Offering, amended certain financial covenants, and agreed to waive the Additional Fee provided that BNP's Senior Indebtedness is repaid in full on or prior to March 31, 1997. For a more complete description of the Company's credit facilities see "Use of Proceeds" and note 5 to the financial statements.

  Pursuant to the Plan of Reorganization, certain of the Company's current stockholders purchased $3.6 million of Subordinated Indebtedness. The principal of the Subordinated Indebtedness is due December 1, 2002, subject to a subordination agreement with BNP. The Subordinated Indebtedness bears interest at 11.5%, payable semi-annually on June 1 and December 1; and the Company may, at its option through November 22, 1999, and, under certain conditions, through November 22, 2002, pay interest on the Subordinated Indebtedness with additional notes containing identical terms and conditions as the Subordinated Indebtedness. As of June 30, 1995, approximately $4.4 million, including accrued interest, was outstanding under the Senior Indebtedness.

  The Company has high amortization payments under the Senior Indebtedness. The Company had little cash on hand at the end of any year, except 1993 when it was in bankruptcy. Cash generated from operations plus $1.5 million of borrowings under the revolving credit line have been used for working capital and to pay principal and interest on the Senior Indebtedness. The term loan portion of the Senior Indebtedness has been reduced from the original $14.0 million outstanding when the loan was obtained in November 1994 to $10.4 million at the end of June 1996. Capital expenditures average under $400,000 per year.

  Due to its working capital constraints, on June 1, 1996 the Company entered into an agreement with a director, Martin Franklin, and two associates of Mr. Franklin, pursuant to which Mr. Franklin and such associates loaned $495,000 to the Company. This loan was made on August 9, 1996, bears interest at 11.5%, and is due August 9, 1999, provided that this loan will not be repaid prior to the repayment of the Subordinated Indebtedness. In addition, in connection with such loan Mr. Franklin and his associates purchased for $5,000 a warrant to acquire an aggregate of 265,335 shares of the Company's Common Stock at an aggregate exercise price of $500,000. See "Certain Transactions" and Note 13 to the Financial Statements.

  The Company anticipates that following this Offering and the application of the proceeds to repay a portion of the Senior Indebtedness, there will be approximately $5.4 million of Senior Indebtedness outstanding. The Company plans to refinance the remaining Senior Indebtedness and the Subordinated Indebtedness after this Offering. Should the Company be unable to secure a lender to refinance both the Senior and Subordinated Indebtedness, the Company will attempt to refinance only the Senior Indebtedness. The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of this Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's anticipated cash requirements for at least 12 months after completion of this Offering. After that time, the Company believes that income from operations should satisfy the Company's working capital needs; however, there can be no assurance that this will be the case.

  The Company currently has recorded a deferred tax asset reflecting the benefit of approximately $18 million of NOL's available for federal and state income tax purposes, which expire from 2005 through 2010. The Company believes that the present Offering will result in an "ownership change" under Section 382 of the Internal Revenue Code and, as a result, the Company's ability to use its "pre-change" NOL's will be limited to between $1.5 million and $2.0 million in each fiscal year following this Offering. While realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards, the Company believes it is more likely than not that all of the deferred tax asset will be realized. However, there can be no assurance that the Company will be able to use the NOL's.

SEASONALITY AND INFLATION

  The Company's sales have been generally non-seasonal. The need-based profile of the Company's wig and continuing education customers serves to minimize seasonality, as opposed to the traditional seasonality of want-based consumption.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                   BUSINESS

GENERAL

  The Company is a direct marketer targeting niche consumer product categories. SC Direct, its principal operating subsidiary, is the leading U.S. retailer of women's wigs and hairpieces. SC Publishing, a subsidiary of SC Direct, sells continuing education courses to nurses, real estate professionals and CPA's.

  SC Direct sells wigs and hairpieces primarily to women over the age of 50, using three distinct catalogs: Paula Young, Christine Jordan and Especially Yours. In 1995, SC Direct mailed 20.9 million catalogs, generating net sales of $37.3 million. SC Direct has developed a proprietary data base consisting of approximately 5.6 million persons, including more than 875,000 active customers and more than one million active inquirers. Due to the fact that wig wearers are difficult to find, the Company believes that its wig database is unique and would be very expensive to replicate. The Company believes that this poses a substantial barrier to entry for any potential competitor.

  Women over age 50, SC Direct's target market, is projected by the U.S. Census Bureau to grow from 38.7 million women, or 38% of the total female population in 1995, to 51.5 million women, or 45% of the total female population in 2010. This growth is driven primarily by aging "baby-boomers." The Company believes that only approximately five million, or 25%, of the 20 million American women with thinning hair currently wear wigs, and that, accordingly, there is substantial opportunity for future growth of SC Direct's business.

  SC Direct's strategy for its core business is to exploit new distribution opportunities for wigs and hairpieces and to sell additional products to its customers. For example, in the last three years, SC Direct has introduced its upscale Christine Jordan catalog and its Especially Yours catalog for African-American customers, expanded into international markets and begun a test program selling to hair salons.

  In 1995, SC Direct launched its Paula's Hatbox catalog through which it sells a variety of fashion hats to women. The Company believes that the market for fashion hats has niche characteristics similar to those of the wig market. In addition, SC Direct intends to begin test marketing men's wigs in the Paula Young catalog in early 1997.

  SC Publishing offers nurses, real estate agents and CPA's home study continuing education through the Western Schools catalogs. SC Publishing's strategy is to build its business by offering additional products and programs to its core customers and by expanding into new and related professional fields. In 1995, SC Publishing mailed 8.4 million catalogs, generating net sales of $5.3 million.

  The Company intends to build its business in existing niche markets and enter new niche markets both by internal expansion and through acquisitions. Niche markets are characterized by smaller market size, unique or hard to find products, or hard to locate customers. In executing its plans, the Company will seek to do the following:

  . REFINE MARKETING PROGRAMS. The Company continually seeks to refine its marketing programs, including the two-step marketing program which it utilizes to identify hard to locate customers in niche markets. The Company constantly seeks to develop new and improved marketing techniques to increase catalog requests, convert catalog requests into orders and increase sales to existing customers.

  . OFFER BROAD PRODUCT SELECTION AT ATTRACTIVE PRICING. The Company believes that it differentiates itself from both traditional store-front retailers and other direct marketers by offering a broad and deep selection of the products it offers. By virtue of its large order volume and direct purchasing from wig manufacturers, the Company is able to offer wigs at prices lower than most hair salons and wig shops.

  . MAINTAIN CLOSE SUPPLIER RELATIONSHIPS. The Company maintains close relationships with many of the leading wig manufacturers. Through these relationships, the Company is able to obtain better control over purchasing, styles, quality and cost.

  . CONTINUE TO PROVIDE SUPERIOR CUSTOMER SERVICE. By emphasizing the training of marketing representatives, the Company seeks to maintain high levels of customer satisfaction. The Company seeks to provide prompt, courteous and knowledgeable service to its customers in order to build customer loyalty and demonstrate to the customer the convenience of catalog shopping.

  . ACHIEVE ECONOMIES OF SCALE AND EFFICIENCIES. The Company believes if it is able to achieve its growth objectives it will be able to reduce its fixed and other costs as a percentage of sales as it achieves additional operating economies of scale and efficiencies.

  . DEVELOP NEW PRODUCTS AND ENTER NEW MARKETS. The Company intends to add new product lines through new or expanded catalogs. To that end, the Company carefully monitors the wig, hat and continuing education markets to identify unfulfilled consumer demand. By developing and offering new products to meet that demand, the Company creates additional sales opportunities and reinforces customer loyalty to the Company's catalogs. The Company is seeking to add complementary products to its existing product lines that would appeal to its current customer base. The Company is also looking for new markets to enter, either through internal development or acquisitions.

WIGS

  INDUSTRY AND MARKET

  Based on U.S. Census Bureau import data, approximately five million wigs are sold annually in the United States. The wig market is comprised of fashion wig wearers and need-based wig wearers. Need-based wig wearers purchase wigs as an everyday necessity due to a physical problem such as naturally thinning hair or total hair loss, as well as temporary hair loss due to medical procedures and conditions (i.e., cancer treatments). Many everyday wig wearers prefer to replace their wigs every three to four months, and have a wig "wardrobe," consisting of several wigs of different styles and colors.

  In the 1960's wigs and related products were broadly viewed as a fashion accessory, but as styles changed the fashion-driven demand for wigs decreased. Because of this trend, during the 1970's and 1980's the number of specialty wig boutiques declined and department stores reduced their selling space and inventories of wigs. The Company recognized that a base of dedicated, need-based wig customers existed which was no longer being adequately serviced by the remaining retail alternatives. Therefore, the Company launched its catalog business to service this market.

  The retail wig market is serviced by direct mail catalogers and retail markets, including beauty salons, department stores and wig shops. Catalog retailers represent 40% of the current market and offer the benefits of privacy, convenience, lower prices and broad product selection. Retail stores provide customers with more personalized service and allow customers to try on the product, however, they charge higher prices and offer less convenience, privacy and selection than catalog retailers. The retail market is highly fragmented and the Company is unaware of any major retail store that has greater than 1% of the market.

  The Company believes it has advantages over its two principal mail order competitors, General Wig Company (a subsidiary of Revlon, Inc.), which markets wigs through the Beauty Trends catalog, and Vincent James Company, which markets wigs through the TWC Catalog. The Company believes that these advantages include economies of scale, the size of its customer list, and the extent of its advertising program. The Company estimates that all other wig catalog retailers represent less than 5% of the market.

  The African-American wig market, unlike the Caucasian market, has yet to undergo the transition to direct marketing from retail outlets. Currently, only about 5% of African-American wigs are sold through catalogs, with the balance sold in beauty salons, department stores and wig shops. As a result, there are no significant catalog competitors. The Company is aware of only three other mail order catalogs targeting the African-American market-- Black is Beautiful, Naomi Simms and Gold Medal. The Company believes that Especially Yours' sales in 1995 exceeded the sales of each of the other African-American catalogs.

  Millions of American women suffer varying degrees of hair loss. These women comprise a significant percentage of the Company's customer base for its wigs and hairpieces. Ongoing research is conducted by numerous groups, both public and private, seeking remedies for hair loss. One drug, Minoxidil (primarily marketed under the name Rogaine(R)) is available over-the-counter and is sold to men and women as a measure against hair loss. There can be no assurance that a new drug will not be developed that could prevent hair loss among women. Such an event could have a material adverse effect on the Company's core wig business. In addition, any new cancer therapies that would eliminate hair loss as a side effect of treatment could have a material adverse effect on the Company's business.

  PRODUCTS

  The Company sells a full range of wigs and hairpieces in five separate product lines. Hairpieces include wiglets and add-ons or extensions. Wiglets are small wigs generally worn on the top of the head to add style or cover thinning hair on the top or crown area. Add-ons or extensions are usually added for style reasons, generally to the back of the head. The Company offers about 45 different wig styles per catalog in over 25 colors, including browns, blondes, grays and reds. Most wigs are available in one or two sizes, except for wigs in the Christine Jordan line which offers all styles in five sizes.

  All of the Company's wigs, as well as the majority of all wigs sold in the U.S., are manufactured in small, privately-owned factories in Korea, Indonesia and China that manufacture wigs to the specifications and designs of their customers. The Company believes that there is adequate supply to meet the demand, and the Company is not solely dependent on any one manufacturer for its wig supply. All wigs and hairpieces sold by the Company are made of synthetic fibers. The wig market is dominated by synthetic fiber wigs. Synthetic fiber has several advantages over human hair, including lower cost, permanent styling, truer colors and cleanliness.

  Wigs are manufactured out of a special modacrylic fiber, the market for which is dominated by two Japanese firms, Kaneka Corporation and Toyo Chemical Corporation. Modacrylic fiber is not a proprietary material, and other manufacturers in the past have produced this material. Although the Company believes that in the event of a disruption in the supply of fiber, alternative sources could be found, such a transition to new fiber suppliers could interrupt or delay wig factory production schedules potentially causing a material adverse affect on the Company's business.

  The manufacture of a wig begins with the blending of the fibers for color and the cutting of the fiber to proper length. The fibers are then sewn to a cotton or lace wefting, after which the predetermined curl pattern is baked in. The wefting is then sewn together into the final pattern and styled.

  During the first half of 1996, the Company purchased approximately 55% of its wigs and hairpieces directly from foreign manufacturers and the balance from four U.S. importers. Each of the Company's five largest manufacturers represented between 8% and 25% of its overall wig purchases in the first half of 1996. The Company is increasing the percentage of wigs purchased directly from manufacturers because direct purchasing permits better control over price, quality and style. By 1998, the Company plans to purchase 80% to 90% of its wigs directly from the manufacturers.

  The Company also sells wig accessories, including brushes and stylers, styrofoam head forms and stands, rainhoods, wig liners, shampoos and styling products at prices mostly under $10.

  MARKETING

  The Company markets its products through catalogs generally by way of a two-step marketing program. Step one involves obtaining prospective customers by soliciting customer interest through targeted advertising.

The Company uses a variety of advertising media, including magazines, newspaper tabloids, co-op mailers, package insert programs and television. The Company places advertising based on demographics, cost and historical experience. Historical experience is measured by cost per inquiry, cost per customer and lifetime value of a customer and, based on this information, the Company determines which media are effective and where future marketing dollars should be spent.

  Step two, which commences when a prospective customer responds favorably to step one of the program, involves sending the prospective customer a series of catalogs designed to elicit an initial sale. By pre-qualifying prospects in this manner, SC Direct has been able to convert 15% to 20% of inquirers into customers within one year of catalog request. If a sale is made, the customer is put on an active list and catalogs designed to create a repeat buyer are mailed. Inactive inquiries and customers are periodically sent a program of targeted mailings designed to reactivate customer interest.

  The Company believes that in niche markets its two-step marketing program has several advantages over the more traditional one-step marketing approach which entails mailing unsolicited catalogs to rented names. Since catalogs are sent only to persons who have shown an interest in the Company's products, the Company experiences higher conversion rates and fewer catalogs need to be printed and mailed, which leads to savings in paper, postage and other catalog production costs.

  The Company constantly refines its marketing programs and processes for the purpose of increasing its conversion rate and satisfying its existing customers. The Company employs a variety of research methods, including demographic analysis, customer surveys, test mailings and advertising, focus groups and outside research sources. The Company's research efforts have assisted the Company in pursuing its strategic goals by identifying new niche markets, such as hats and wigs and hairpieces for African-American women.

  BRANDS

  The Company markets through three distinct wig catalogs: Paula Young, Christine Jordan and Especially Yours. Each catalog includes detailed product descriptions and specifications, full color photographs and pricing information. The catalogs are published several times a year and often different variations of each catalog are distributed. Each catalog focuses on its namesake brand, as well as other selections of the Company's brands. The Company markets the following brands through its catalogs:

  Paula Young is the Company's flagship line, is designed to have the broadest appeal and is available in all three catalogs. Paula Young wigs are value priced from $29 to $59 and have a "shake and wear" styling with quality construction. Gross sales of Paula Young brand wigs were $21.8 million in 1995, or 51% of the Company's wig sales.

  Celebrity Secrets(TM) is geared toward a more sophisticated customer. Celebrity Secrets has more contemporary styling and unique features, such as a monofilament "partial scalp" permitting a natural looking hair part. These wigs command slightly higher prices ranging from $49 to $69 and are available in all three catalogs. Gross sales of Celebrity Secrets brand wigs were $3.8 million in 1995, or 9% of the Company's wig sales.

  Christine Jordan is the Company's premium brand and consists of the Company's highest quality wigs ranging in price from $69 to $99. Christine Jordan wigs have a unique fiber blend and come in their own distinctive colors. In addition, the wigs have comfort construction with a natural hairline and it is the only brand in the industry to carry five sizes in all styles. This wig line is featured in its own separate catalog as well as the Paula Young and Especially Yours catalogs. Gross sales of Christine Jordan brand wigs were $8.9 million in 1995, or 21% of the Company's wig sales.

  Especially Yours offers styles specially designed for African-American women and offers a variety of features, including natural hairline crimping and fiber texture, to reflect the natural hair of African-Americans. Especially Yours is featured in its own separate catalog with prices ranging from $29 to $69 and is also being tested in selected Paula Young catalogs. Gross sales of Especially Yours wigs were $600,000 in 1995, or 1% of the Company's wig sales.

  Touch of Class features only hairpieces, including wiglets, add-ons and extensions. Touch of Class products are sold primarily in the Paula Young catalog. Gross sales of Touch of Class brand hairpieces were $3.4 million in 1995, or 8% of the Company's wig sales.

  In addition to its own five proprietary brands, the Company also markets Eva Gabor(R) wigs, a brand comparable in quality to Paula Young and Celebrity Secrets, but which is owned by Eva Gabor International. Eva Gabor wigs comprised 10% of the Company's 1995 wig sales.

  NEW OPPORTUNITIES

  African-American Market. Although African-American women comprise
  -----------------------
approximately 13% of the U.S. female population, they purchase approximately 50% of the wigs sold. The Company estimates the African-American wig market to be $125 million annually. African-American women wear hairpieces for fashion reasons and are more likely to begin wearing wigs and hairpieces at a younger age than Caucasian women. The Company's newest wig catalog, Especially Yours, targets this market and is already the largest African-American wig catalog. The Company plans to market actively to African-American women.

  International Expansion. The Company seeks to leverage its marketing and
  -----------------------
product knowledge, infrastructure and procurement ability to expand internationally. The Company estimates the international market is at least as large as the U.S. market. In the United Kingdom and New Zealand, the Company has entered into license agreements which grant each licensee exclusive rights to use the Company's trademarks to sell wigs in the licensee's territory. The licensee uses the Company's inventory and fulfillment services, for which the Company is reimbursed, and also receives marketing advice and catalog development assistance. Pursuant to the license agreements, the licensees are required to pay royalties on their net sales, including a minimum guaranteed annual royalty, and expend a specified minimum amount of advertising expenditures each year.

  The U.K. licensee will conduct a test introduction of hats in late 1996 and plans to enter the Netherlands market with wigs in early 1997. The Company has targeted Europe, Japan, Scandinavia, Australia, Israel and South Africa as potential expansion areas. In 1995, the Company purchased its Canadian licensee's customer list and began to market directly to Canadian consumers. The Company's Canadian net sales totaled $900,000 in 1995. There can be no assurance that the Company will be able to achieve international success with its products.

  Business to Business. The Company launched a pilot program in 1995 to sell
  --------------------
wigs to beauty salons. The program permits participating salons to offer their customers a broad selection of styles while keeping a limited inventory of wigs in the store.

  Men's Wigs. Utilizing its two-step marketing program, the Company intends to
  ----------
begin test marketing men's wigs in the Paula Young catalog in early 1997.

HATS

  In 1995, as part of its overall expansion strategy, the Company launched the Paula's Hatbox catalog. The Company believed that the fashion hat market, like the wig market, was not well served by existing retail chains of distribution, with no major competitor offering a broad selection of quality hats. The Company's research suggested that the marketing skills needed to capture this niche market were similar to those the Company used in the wig market.

  The women's fashion hat market is fragmented among department stores, small boutiques, resort stores and other general merchants and catalog retailers who offer a limited number of styles as a complement to their principal product lines. Although the women's fashion hat market is estimated to be a $700 million market, no dominant hat retailer has emerged.

  Paula's Hatbox The Company sells a variety of hats in over 125 styles and colors, ranging in style and price from simple baseball caps or sun visors for under $20 to designer hats for over $200. Paula's Hatbox also includes hat pins and accessories, including costume jewelry, sunglasses, scarves, belts and handbags.

  The majority of the Company's hats are manufactured domestically and purchased from domestic vendors often from top designers. Currently, with the exception of hat boxes, the Company does not purchase hats and related products directly from manufacturers. As sales of hats expand, the Company expects to improve profit margins through improved sourcing.

  The Company is using the two step marketing approach developed in its wig business to sell hats. In addition, the Company is testing new one step marketing techniques and selling hats through its Especially Yours catalog. In 1995, Paula's Hatbox represented less than 1% of the Company's sales. Although the Company believes that the hat market presents a significant opportunity for growth, there can be no assurance that the Company's efforts to expand its hat business will be successful or profitable.

CONTINUING EDUCATION

  SC Publishing distributes catalogs under the name of Western Schools and specializes in providing continuing education ("CE") to nurses, real estate brokers and salespersons, and CPA's. SC Publishing represents a relatively small proportion of the Company's overall revenue, with net sales in 1995 of $5.3 million, or approximately 12% of the Company's overall net sales. SC Publishing's predecessor was organized in 1978 in California to provide real estate continuing education courses.

  Required CE frequency and the number of required hours varies from profession to profession and from state to state depending on state laws and association regulations. The CE industry has many small providers, including local universities, but few large providers. In addition, some hospitals and CPA firms educate their own employees through in-house programs and by subsidizing outside programs. Because CE is a required product, people may not be enthusiastic buyers. Accordingly, SC Publishing competes aggressively on price, course content and selection, and customer service.

  Nursing represented over half of SC Publishing's continuing education sales in 1995. Twenty-one states currently require nurses to have some form of CE. Two additional states will begin to require CE in 1997. SC Publishing is exploring the expansion of this segment through the addition of non-CE products and business-to-business opportunities in joint ventures, with hospitals, nursing homes and seminar providers.

  SC Publishing sells continuing education to real estate agents only in California, which is the largest US market for real estate agents and brokers. Although the California real estate market has been depressed in recent years, the Company believes there are recent signs of improvement in this market. SC Publishing is seeking to build market share by refining its circulation plan and expanding its offerings to other related professionals such as appraisers and new home builders. SC Publishing is also assessing opportunities to enter new states which require real estate agents to take CE.

  SC Publishing sells continuing education to CPA's, who generally are required to obtain CE every year. SC Publishing seeks to compete in this market by offering current CE topics in a convenient manner at competitive prices.

  SC Publishing develops its products by first identifying topics pertinent to its target audiences of nurses, real estate agents and CPA's and then contracting with qualified authors to develop a course text book and exam materials. In some cases where products may change rapidly because of changing regulations or knowledge, SC Publishing buys existing text books and contracts with authors and/or industry experts to convert these into courses. All courses are reviewed by other industry experts before publishing. SC Publishing generally prints its own materials and hence controls its own inventory investment based on projected demand.

OPERATIONS

  ORDER ENTRY AND CUSTOMER SERVICE

  The Company has structured its telemarketing operation and training for its telemarketing representatives to simplify catalog shopping by emphasizing prompt, courteous and knowledgeable service. Customers may call toll free telephone numbers 24 hours a day, seven days a week, to place orders or to request a catalog. Approximately 63% of the Company's orders are placed by telephone, with calls lasting three to four minutes. The balance of orders are received by mail. The Company has contracted with an outside telemarketing provider to handle calls in the event call volume exceeds the Company's capacity during peak business hours, as well as to answer the Company's phones during off-peak hours. Overflow situations also occur due to holidays and operational disruptions such as poor weather.

  Telemarketing representatives process orders directly into the Company's computer system which provides customer history, product availability, product specifications, expected ship date and order number. The telemarketing representatives use a scripted catalog sales system, are knowledgeable in key product specifications and features, and are trained to cross-sell accessories and related products. In keeping with the Company's efforts to maximize operating efficiency, representatives are trained to handle a range of products and customer service calls, allowing the Company to shift representatives among products as call volume requires.

  The Company signed a new three year contract with AT&T in 1995 which management believes provides the Company with long-distance rates comparable to those enjoyed by larger users. The Company uses AT&T equipment with a 500 line capacity and presently uses about 320 lines in 86 stations. The phone system permits flexibility in routing calls to maximize teleservice representative efficiency.

  CREDIT

  Virtually all of the Company's sales are transacted by check or through credit card, and, as a result, accounts receivable consist primarily of amounts due from the Company's credit card processor. Credit card payments are deposited electronically into the Company's bank account one to two days after submission of credit card transactions. Personal checks over $200 and all credit card charges are pre-authorized. During fiscal 1995, losses due to bad checks amounted to less than 1% of net product sales.

  In addition, purchases from SC Direct may be made by certain customers with the Paula Young credit card, which SC Direct began testing in 1990 and in 1995 offered to all wig customers who had previously paid by check. Before expanding the credit card program further, the Company is evaluating whether to continue to administer the card and finance the receivables internally or to outsource these functions.

  FULFILLMENT

  The Company's fulfillment goal is the prompt delivery of ordered merchandise. The Company's investment in computer systems has resulted in operating efficiencies in order entry and fulfillment. Orders of in-stock merchandise received before 11:00 a.m. are shipped on the same day, usually via bulk or priority mail. For an additional charge, the Company will ship by overnight or second day courier. Merchandise not in stock on date of order is shipped for delivery on the same or next business day after it is received by the Company.

  The Company uses an integrated computer picking, packing and shipping system. The system monitors the in-stock status of each item ordered, processes the order and generates all related packing and shipping materials, taking into account the location of items within the distribution center. During fiscal 1995, the Company shipped an average of approximately 3,800 orders per day, with a peak of 5,473 orders shipped in one day. The Company currently has the capacity to ship approximately 7,800 orders per day in two shifts.

  RETURNS

  The Company's return policy allows customers to return products for prompt refund or exchange. Returns for refund and exchange over the past three years averaged 16% and 14%, respectively, at SC Direct and 2% and 1%, respectively, at SC Publishing. The Company believes that these return levels are normal for mail order products of this nature. Return experience is closely monitored at the SKU level to identify trends in product offerings, product defects and quality issues in an attempt to assess future purchases, enhance customer satisfaction and reduce overall returns. Returned wigs are inspected and returned to inventory if not worn, and if worn are donated to various hospitals' chemotherapy departments and local chapters of the American Cancer Society. Undamaged and unmarked SC Publishing books are also returned to inventory.

  INVENTORY MANAGEMENT

  The Company's inventory management goal is a high initial fulfillment rate with reasonable levels of inventory investment and low overstocks. To achieve this goal, the Company seeks to schedule merchandise deliveries and inventory amounts to conform closely to sales levels. The Company typically orders merchandise in several lots, with the sizes of reorders dependent on customer demand.

  Initial orders for wigs and hats are placed two to four months before a catalog mailing. Initial deliveries are scheduled to occur one or two weeks before the first mailing. Initial purchase quantities are based on a variety of factors, including past experience with the same or similar products, future availability, shipping time, and, with respect to hat vendors, the Company's ability to negotiate a reorder commitment from the vendor. The Company analyzes the initial sales and returns for each item in a catalog. Using this information, the Company projects gross demand and returns for such items and, based on these projections and inventory on hand and on order, makes decisions regarding additional purchases. The Company sells overstocks and discontinued items through targeted mailings and sale pages bound into its full-price catalogs.

  CATALOG PRODUCTION

  The Company's catalogs are created in-house by the Company's graphic arts staff of designers and production artists using a computer desktop publishing system. The Company's in-house preparation of catalogs provides the Company with greater control, flexibility and creativity in catalog production and product selection, and results in significant cost savings. The Company mailed
29.3 million catalogs in fiscal 1995, compared to 22.6 million catalogs in fiscal 1994. The Company's most active customers receive a Company catalog as often as every two weeks.

DATABASES

  The Company has developed databases consisting in aggregate of approximately
5.9 million persons, including more than 1.2 million active customers and more than one million active inquirers. The Company markets mailing lists derived from its databases to non-competing businesses to provide additional sources of income after confirming that security measures are in place to protect this proprietary data. List rental income was $200,000 in 1995. The Company has undertaken limited exchanges of lists of inactive customers with wig competitors.

COMPETITION

  The mail order catalog business is highly competitive. The Company believes that it competes on the basis of quality, value, service, product offerings, advertising effectiveness, catalog design, convenience and efficiency. The Company's wig and hat catalogs compete with other mail order catalogs, both specialty and general, and retail stores, including department stores, specialty stores, discount stores and hair salons and wig shops. The Company's CE catalogs compete with other mail order catalogs, in-house CE, professional associations, and seminar providers. The Company believes that the Company's catalogs have a competitive advantage in providing greater selection, convenience and privacy than traditional retail outlets. Some of the Company's competitors have greater financial and marketing resources than the Company. Potential competition may emerge from new distribution channels such as the Internet and interactive television.

EMPLOYEES

  As of July 31, 1996, the Company employed a total of 278 employees, comprised of 63 salaried full-time employees, 138 full-time hourly employees, and 77 part-time hourly employees. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

  The Company occupies a 43,000 square foot building in South Easton, Massachusetts, which is utilized as one-third warehouse and two-thirds office space. In addition, the Company also leases another 22,000 square foot facility one block away, primarily utilized as additional warehouse space. In June 1995, rent on the main facility was adjusted from $40,000 to $25,000 per month, which management estimates to be slightly above market rates. The rent on the 22,000 square foot facility is approximately at market rate. Under the terms of the current leases, each landlord and the Company have the right to terminate the respective lease upon four month's notice. In the event a landlord gives the Company notice, the Company believes that it could move to new appropriate space within four months. Nonetheless, there can be no assurance that the Company will find appropriate space within four months. The process of moving to and restarting operations in a new site could have a material adverse effect on the Company's operations.

  The Company is planning to expand to a larger facility which provides room for growth and eliminates the inefficiencies of operating two warehouses. Currently, the Company is investigating the lease of an appropriately sized facility within a 10 to 15 mile radius of its present location. If the Company does not locate a suitable site, it may enter into negotiations with its present landlords for long-term leases. There can be no assurance that the Company will be successful in locating a new facility or negotiating new leases.

TRADEMARKS AND TRADE NAMES

  The Company has registered 13 trademarks with the U.S. Patent and Trademark Office. In the course of normal business, the Company often utilizes new tradenames. When appropriate, the Company seeks to register these names.

GOVERNMENT REGULATIONS

  In 1994, the United State Supreme Court reaffirmed an earlier decision that allowed direct marketers to make sales into states where they do not have a physical presence without collecting sales taxes, but noted that Congress has the power to change this law. The imposition of an obligation to collect sales taxes may have a negative effect on the Company's response rates and may require the Company to incur administrative costs in collecting and remitting the sales taxes. The Company believes that Massachusetts is the only jurisdiction where it is currently required to collect sales taxes.

LEGAL PROCEEDINGS

  The Company is, from time to time, a party to routine litigation arising in the normal course of its business. The Company believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

  The Company currently has several registered trademarks and may seek additional legal protection for its products and trade names. Intellectual property litigation can be expensive and time-consuming. The Company does not currently know of any lawsuit alleging the Company's infringement of intellectual property rights that could have a material adverse effect on the Company's business. There can be no assurance, however, that any such lawsuit will not be filed against the Company in the future or, if such a lawsuit is filed, that the Company would ultimately prevail.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

NAME                     AGE                            POSITION
- ----                     ---                            --------
Steven L. Bock..........  42 Chairman of the Board of Directors and Chief Executive Officer
Stephen M. O'Hara.......  41 President and Secretary
J. William Heise........  47 Senior Vice President and Chief Financial Officer
Jerral R. Pulley........  62 Senior Vice President
Alan S. Cooper..........  37 Director
Martin Franklin.........  31 Director
Samuel L. Katz..........  30 Director
Guy Naggar..............  55 Director

  STEVEN L. BOCK has been Chairman of the Board and Chief Executive Officer of the Company (or its predecessor company) since December 1990. He has been a director of SC Direct and SC Publishing (including the years when these companies were under bankruptcy protection of the courts) since March 1989. SC Direct was formed by RSG Partners, a private investment and management firm founded by Mr. Bock and two partners in 1988. Prior to founding RSG Partners, Mr. Bock was a vice president of TSG Holdings, Inc., the investment advisor to Transcontinental Services Group, a U.K. listed investment holding company, where he was responsible for initiating, financing and managing business investments. Mr. Bock is a director of Xetex Corporation, a technology development company. Part of Xetex's business is conducted through SOLI.FLO SM, a 50/50 joint venture with Fluor Daniel Inc., a publicly held engineering and construction company. Mr. Bock is a Member of SOLI.FLO's Members Committee. Mr. Bock is a member of the Young Presidents Organization. He graduated (summa cum laude) with a B.A. degree from SUNY at Albany and received his J.D. degree (cum laude) from Harvard Law School.

  STEPHEN M. O'HARA has been President of the Company since 1994 and was President of Wigs by Paula, Inc., a predecessor company, from November 1991 to November 1994 (including the years Wigs By Paula, Inc. were under the protection of the bankruptcy courts). From May 1990 to November 1991, Mr. O'Hara was Vice President, Marketing and Vice President, Strategy of the All American Gourmet division of Kraft General Foods. From May 1988 to May 1990, Mr. O'Hara was President of Quantum Investments, a venture capital firm targeting small consumer businesses, as well as a principal in Quantum Associates, a management consulting firm. From November 1984 to May 1988 he served in a variety of positions with CML Group ("CML"), most recently as President of CML's subsidiary Carroll Reed, Inc., a women's apparel retailer and direct marketer. Prior to CML, Mr. O'Hara served in Procter and Gamble's marketing department from 1979 to 1984. Mr. O'Hara holds A.B. and M.B.A. degrees from Harvard University.

  J. WILLIAM HEISE has been Chief Financial Officer of the Company since August 1996 and was Acting Chief Financial Officer from March 1996 to August 1996. From November 1994 to November 1995, Mr. Heise was Vice President/Chief Financial Officer at Sun Television and Appliances, Inc., a retailer of consumer electronics and appliances. From October 1983 to March 1994, Mr. Heise served in a variety of positions with Victoria's Secret Catalogue, Inc., including Executive Vice President/Chief Financial Officer from 1989 to 1992 and Executive Vice President Operations from 1992 to 1994. Mr. Heise holds a B.A. degree from Ohio University.

  JERRAL R. PULLEY has been Senior Vice President of SC Publishing since October 1995. From November 1994 to October 1995, Mr. Pulley worked as an independent consultant. From 1990 to 1994, Mr. Pulley served as CEO of Polymerics, Inc. a leading manufacturer of arts and crafts supplies. From 1970 through 1990, Mr. Pulley held a variety of senior positions at Binney & Smith, Ryder System, Perfect Building Group, Borden Inc., Lifesavers, Inc. and Pepsi-Cola of North America. From 1958 to 1970 Mr. Pulley worked in marketing at Procter & Gamble. Mr. Pulley holds a B.S. degree from the University of Utah and a M.B.A. degree from U.C.L.A.

  ALAN S. COOPER has been a director of the Company since February 1996. Mr. Cooper has been general counsel of Dickstein Partners Inc., a private investment firm, since March 1992. Prior to joining Dickstein Partners Inc., he was engaged as an attorney with Rosenman & Colin in New York City from August 1983 to February 1992. Mr. Cooper is a director of Hills Stores Company. Mr. Cooper received his B.S. and J.D. degrees from the University of Pennsylvania.

  MARTIN E. FRANKLIN has been a director of the Company since November 1994. Mr. Franklin is currently Chairman and Chief Executive Officer of BEC Group, Inc., a NYSE company, and non-executive Chairman of Eyecare Products plc, a London Stock Exchange Company. Mr. Franklin was Chairman and Chief Executive Officer of Benson Eyecare Corporation, the predecessor company to BEC Group, from October 1992 through May 1996. Mr. Franklin has been the Chairman of the Board and Chief Executive Officer of Pembridge Holdings, Inc. since 1990 and sits on various other private company boards. From 1988 to 1990, Mr. Franklin was Managing Director of Pembridge Associates, Inc. Both Pembridge Associates, Inc. and Pembridge Holdings specialize in merchant banking and related services. Mr. Franklin received a B.A. in Economics and Political Science from the University of Pennsylvania.

  SAMUEL L. KATZ has been a director of the Company since November 1994. He has been the Senior Vice President-Acquisitions of HFS Incorporated, a public corporation engaged in the lodging and real estate franchising businesses, since January 1996. From July 1993 to December 1995, Mr. Katz was a Vice President of Dickstein Partners Inc. From February 1992 to July 1993, Mr. Katz was the Co-Chairman of Saber Capital Inc., a private investment firm. From January 1988 to January 1992, Mr. Katz served as an Associate and then a Vice President of the Blackstone Group, an investment and merchant bank, where he focused on leveraged buy-out transactions. Mr. Katz is a director of Hills Stores Company. Mr. Katz received his B.A. in Economics from Columbia University in 1986.

  GUY NAGGAR has been a director of the Company since November 1994. Since 1981 he has been Chairman of Dawnay, Day & Co. Limited, a U.K. investment bank. From 1965 through 1980 Mr. Naggar was with Keyser Ullmann Holding, a United Kingdom investment banking firm, most recently as Deputy Chief Executive.

EXECUTIVE COMPENSATION

  The following table shows the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years ended December 30, 1995 and December 31, 1994 and January 1, 1993 to the Chief Executive Officer of the Company and each of the other three most highly compensated executive officers ("Named Officers").

                          SUMMARY COMPENSATION TABLE
- -------------------------------------------------------------------------------

                                                                   LONG-TERM
                                              ANNUAL COMPENSATION COMPENSATION
- ------------------------------------------------------------------------------
                                     FISCAL                        NUMBER OF
   NAME AND PRINCIPAL POSITIONS       YEAR     SALARY     BONUS     OPTIONS
- ------------------------------------------------------------------------------
  Steven L. Bock...................   1995    $ 269,284 $  65,960       --
   Chairman and Chief Executive Of-
    ficer                             1994      212,116   100,000   310,226(3)
                                      1993      215,923       --        --
  Stephen M. O'Hara................   1995    $ 194,718 $  35,000       --
   President                          1994      166,424    81,850   272,773(4)
                                      1993      157,228       --        --
  J. William Heise.................       (1)       --        --        --
   Chief Financial Officer
  Jerral R. Pulley.................  1995(2)  $  25,962 $   5,000       --
   Senior Vice President

(1) Mr. Heise became acting financial officer in March 1996 and on August 1, 1996 he was hired permanently at an annual salary of $130,000.
(2) Mr. Pulley was hired in October 1995 at an annual salary of $125,000.
(3) Represents options granted in 1994 at an exercise price of $0.31 per share, all of which will become exercisable upon the effective date of this Offering.
(4) Represents options granted in 1994 at an exercise price of $0.31 per share, of which options to purchase 218,218 shares will become exercisable upon the Offering, and options to purchase 54,555 shares will become exercisable one year from the effective date of this Offering.

                AGGREGATED OPTION VALUES FOR FISCAL YEAR ENDED
- -------------------------------------------------------------------------------

                             NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                 OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
            NAME             AT DECEMBER 30, 1995    AT DECEMBER 30, 1995($)(1)
- ----------------------------------------------------------------------------------------
                           EXERCISABLE UNEXERCISABLE EXERCISABLE       UNEXERCISABLE
                           ----------- ------------- -------------     --------------
  Steven L. Bock..........     --         310,226      --                    --
  Stephen M. O'Hara.......     --         272,773      --                    --

(1) There was no public trading market for the Common Stock as of December 30, 1995. Accordingly, no value can be ascribed to these options.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Mr. Steven L. Bock pursuant to which Mr. Bock will serve as the Chairman of the Board and Chief Executive Officer of the Company for a term expiring on December 31, 1999, at a salary of $280,000, subject to upward adjustment annually. Mr. Bock will be eligible for a performance bonus, which will be tied to the Company's performance against its annual plan approved by the Board. Upon executing the employment agreement, Mr. Bock was granted options under the Plan to purchase 75,000 shares of Common Stock at the initial public offering price. Options to purchase 15,000 shares of Common Stock will vest and become exercisable each year for five years, subject to accelerated vesting under certain circumstances. Mr. Bock will receive deferred bonus compensation of $187,500 which will be paid in three equal installments on January 1, 1997, June 30, 1997 and January 1, 1998. The Company currently maintains an $8.5 million key person life insurance policy on Mr. Bock, although this amount may be reduced.

  The Company has entered into an employment agreement with Stephen M. O'Hara pursuant to which Mr. O'Hara will serve as President of the Company for a term expiring on December 31, 1999 at a salary of $205,000 (subject to upward adjustment annually). Mr. O'Hara will be eligible for a performance bonus, which will be tied to the Company's performance against its annual plan approved by the Board. Upon executing the employment agreement, Mr. O'Hara was granted options under the Plan to purchase 25,000 shares of Common Stock at the initial public offering price. Options to purchase 5,000 shares of Common Stock will vest and be exercisable each year for five years, subject to accelerated vesting under certain circumstances. Mr. O'Hara will receive deferred bonus compensation of $35,000, which will be paid in three equal installments on January 1, 1997, June 30, 1997 and January 1, 1998. The Company currently maintains a $5.5 million key person life insurance policy on Mr. O'Hara, although this amount may be reduced.

  The Company may terminate Mr. Bock's or Mr. O'Hara's employment: (i) upon his death or permanent disability; (ii) if he engages in conduct that constitutes "cause"; or (iii) if, after 1996, the Company fails to meet certain financial targets. Messrs. Bock and O'Hara may terminate their agreements if there is a reduction of their respective responsibilities or a breach of the agreement by the Company, or upon a change in control of the Company.

STOCK OPTION PLAN

  The Company has adopted the Plan to attract and retain officers, non-employee directors, employees, and consultants of the Company or any of its subsidiaries. The Plan authorizes the purchase of up to 500,000 shares of Common Stock through the grant of stock options and awards of restricted stock. The Company has issued 252,150 options under the Plan at the initial public offering price. An additional 50,000 options may be issued within the first year following the effective date of this Offering to new officers, directors, employees or consultants not currently associated with the Company, with the balance of the options available for issuance thereafter. The Plan will be administered by either the Board of Directors or a committee of two or more non-employee directors ("Administrator"). In general, the Administrator will determine which eligible officers, directors, employees and consultants of the Company may participate in the Plan and the type, extent and terms of the stock option grants and awards of restricted stock. Options granted to employees may be either incentive stock options ("ISO's") or non-ISO's. Each option has a maximum term of ten years from the date of the grant, subject to early termination.

  At the discretion of the Administrator, the exercise price of the options may be paid in cash, with shares of Common Stock having a fair market value equal to the option exercise price, or with other property having a fair market value equal to the option exercise price, including other vested but unexercised options. In the event of a change in control, as defined in the Plan, all options will become immediately vested and exercisable and the restrictions with regard to restricted stock will lapse, unless the Administrator provides otherwise.

EMPLOYEE BENEFIT PLANS

  The Company maintains a qualified defined contribution plan, under the provisions of Section 401(k) of the Internal Revenue Code, covering substantially all employees. Under the terms of the plan, eligible employees may make contributions up to 15% of pay, subject to statutory limitations. Contributions not exceeding 5% of an employee's pay are matched 40% by the Company. The Company may, at its discretion, make an additional year-end contribution. Employee contributions are always fully vested. Company contributions vest 20% for each completed year of service, becoming fully vested after five years of service. Matching contributions by the Company under the plan were $47,520, $59,594 and $67,188 in 1993, 1994 and 1995, respectively. No discretionary contributions have been made to the plan.

  The Company established a supplemental defined contribution plan in 1994 that covers senior employees who have not been granted stock options. Under the terms of the plan, these employees may elect to defer up to 50% of any bonus paid for that year. The Company matches 100% of all amounts deferred. In addition, the Company pays interest on all outstanding balances at the prime rate as reported in the Wall Street Journal, but not in excess of 12%. A participant's rights to the deferred amount of regular bonus and income thereon is fully vested and nonforfeitable at all times. A participant's right to the Company's match becomes fully vested and nonforfeitable in cumulative increments of 20% on each of the first through fifth anniversaries of the year end in which the bonus was earned for that year. The total cost of this plan to the Company was $0, $65,000 and $0, in 1993, 1994 and 1995, respectively. The $65,000 contributed in 1994 initiated the plan. The supplemental defined contribution plan will terminate upon this Offering.

COMPENSATION OF DIRECTORS

  Each current non-employee director is paid annual cash compensation of $7,500, payable quarterly, and has received options to purchase 2,500 shares of the Common Stock. These options are immediately exercisable at the initial public offering price. All directors are reimbursed for expenses incurred on behalf of the Company.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee comprised of two non-employee directors. The Audit Committee will be responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Board of Directors has no compensation committee or nominating committee or any committee performing the functions of such committees, although such committees may be formed.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. All directors hold office until the next annual meeting of the Company or until their successors have been duly elected or qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 30, 1995, the Company did not have a compensation committee, and all deliberations concerning executive officer compensation for each entity were had, and all determinations with respect thereto were made, by the Company's Board of Directors. During such period, Mr. Bock was an executive officer and director of the Company.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information regarding the beneficial ownership as of the date hereof and as adjusted to reflect the sale of Common Stock offered hereby, by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all directors and executive officers as a group. Except as otherwise indicated, (x) the Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares, and (y) the address of the beneficial owner is the address of the principal executive offices of the Company. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.


                                                  NUMBER OF       PERCENTAGE(1)
                                                    SHARES      -----------------
                                                 BENEFICIALLY    BEFORE   AFTER
NAME                                                OWNED       OFFERING OFFERING
- ----                                             ------------   -------- --------
Steven L. Bock(2)..............................     409,160(2)   11.7%     8.6%

Stephen M. O'Hara(3)...........................     218,218(3)    6.4%     4.7%

J. William Heise...............................         --         *        *

Jerral R. Pulley...............................         --         *        *

Alan S. Cooper(4)..............................       2,500        *        *

Guy Naggar(4)..................................       2,500        *        *

Samuel L. Katz(4)..............................      93,075       2.8%     2.0%
HFS, Incorporated
339 Jefferson Road
Parsippany, New Jersey 07054

Martin Franklin(4)(5)..........................     230,688       6.7%     4.9%
555 Theodore Fremd Avenue
Rye, New York 10580

Dickstein & Co., L.P.(6).......................   1,347,689      42.0%    25.1%
9 West 57th Street
New York, New York 10019

Dickstein International Limited(6).............   1,347,689      42.0%    25.1%
9 West 57th Street
New York, NY 10019

Dickstein Focus Fund L.P.(6)...................   1,347,689      42.0%    25.1%
9 West 57th Street
New York, New York 10019

Viking Holdings Limited........................   1,483,553      46.3%    33.3%
c/o Abacus Secretaries (Jersey Limited) Limited
La Motte Chambers
St. Helier, Jersey
JE1 1BS Channel Islands

All executive officers and directors as a group
 (7 persons)...................................     956,141      24.1%    18.3%

- --------
*  Less than 1%

(1) Applicable percentage of ownership is based upon 3,201,666 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting and investment power with respect to securities. Shares of Common Stock issued upon the exercise of options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Includes 310,226 shares of Common Stock underlying stock options immediately exercisable at a price of $0.31 per share. Excludes 75,000 shares of Common Stock underlying stock options granted outside of the Plan which are not currently exercisable and 75,000 shares of Common Stock underlying stock options issued under the Plan which are not currently exercisable. All of Mr. Bock's options which are not currently exercisable vest in increments of 20% commencing on the first anniversary of the effective date of this Offering.
(3) Includes 218,218 shares of Common Stock underlying stock options which are immediately exercisable. Excludes 54,555 shares of Common Stock underlying options granted outside of the Plan exercisable on the first anniversary of the effective date of this Offering, and 25,000 shares of Common Stock underlying options, granted under the Plan which vest in increments of 20% per year, commencing on the first anniversary of the effective date of this Offering.
(4) Includes 2,500 shares of Common Stock underlying stock options issued under the Plan which are immediately exercisable.
(5) Represents 228,188 shares of Common Stock issuable upon exercise of the Warrants.
(6) Of the 1,347,689 total shares reported, Dickstein & Co., L.P. owns beneficially 853,153 of such shares, Dickstein Focus Fund L.P. owns beneficially 135,881 of such shares and Dickstein International owns beneficially 358,655 of such shares. Dickstein & Co., L.P. disclaims beneficial ownership of 135,881 shares owned by Dickstein Focus Fund L.P. and 358,655 shares owned by Dickstein International Limited. Dickstein Focus Fund L.P. disclaims beneficial ownership of 853,153 shares owned by Dickstein & Co., L.P. and 358,655 shares owned by Dickstein International Limited. Dickstein International Limited disclaims beneficial ownership of 853,153 shares owned by Dickstein & Co., L.P. and 135,881 shares owned by Dickstein Focus Fund L.P. Dickstein Partners, L.P. is the general partner of Dickstein & Co., L.P. and Dickstein Focus Fund L.P. Dickstein Partners Inc. is the general partner of Dickstein Partners, L.P. and is the advisor to Dickstein International Limited. Mark B. Dickstein is the President and sole director of Dickstein Partners Inc.

                             CERTAIN TRANSACTIONS

  As part of the Plan of Reorganization: (i) Mr. Bock acquired 98,934 shares of the Company's Common Stock; (ii) Dickstein & Co. acquired 867,786 shares of the Company's Common Stock, 7,272 shares of the Company's 13% Preferred Stock and Subordinated Indebtedness in the principal amount of $1,189,926;
(iii) Dickstein International acquired 433,893 shares of the Company's Common Stock, 3,636 shares of the Company's 13% Preferred Stock and Subordinated Indebtedness in the principal amount of $594,964; and (iv) Viking Holdings Limited acquired 1,301,680 shares of the Company's Common Stock, 10,908 shares of the Company's 13% Preferred Stock and Subordinated Indebtedness in the principal amount of $1,784,890. All of the Subordinated Indebtedness was transferred to SC Holdings L.L.C. shortly after completion of the Plan of Reorganization. The owners of SC Holdings L.L.C. control the majority of the outstanding Common Stock.

  On April 28, 1995, the common stock of the Company was reclassified into three classes, Class A, Class B and Class C. The different classes of common stock had different voting rights, with Class A, Class B, and Class C having voting rights of one vote, one-half vote and one and one-half votes, respectively, per share. Except for the different voting rights, the Class A, Class B and Class C common stock had identical rights. Immediately prior to this Offering all outstanding Class A, Class B and Class C shares will be reclassified into Common Stock.

  On June 1, 1996, the Company entered into an agreement with Martin Franklin, a director of the Company, and two associates of Mr. Franklin, pursuant to which Mr. Franklin and his associates loaned the Company $495,000 in Junior Subordinated Indebtedness. The Junior Subordinated Indebtedness has the same interest rate as the Subordinated Indebtedness, except that it will be junior in priority to the Subordinated Indebtedness. It is due on August 9, 1999, provided that the Subordinated Indebtedness has been paid in full.

  In connection with the Junior Subordinated Indebtedness, the Company has issued for $5,000 to Mr. Franklin and his associates the Warrants to purchase 265,335 shares of Common Stock. The Warrants are exercisable until September 30, 1999 at an exercise price of $1.88 per share.

  Effective upon this Offering, Mr. Bock will receive non-qualified options to purchase 75,000 shares of Common Stock at a price of $5.33 per share. Options to purchase 15,000 shares of Common Stock will vest each year for five years, subject to accelerated vesting under certain circumstances. These options will be exercisable for a period of ten years from the date of grant.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company is 11,000,000 shares, consisting of 10,000,000 shares of Common Stock, $.01 par value per share and 1,000,000 shares of Preferred Stock, $1.00 par value per share. As of the date hereof there are 3,201,666 shares of Common Stock outstanding. After the completion of this Offering there will be 4,451,666 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company's authorized shares of Preferred Stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of Preferred Stock could also adversely affect the market price of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

  In connection with the Junior Subordinated Indebtedness, the Company has issued for $5,000 to Mr. Franklin and his associates the Warrants to purchase 265,335 shares of Common Stock. The Warrants are exercisable until September 30, 1999 at an exercise price of $1.88 per share.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  As permitted by the DGCL, the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

  The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

DELAWARE LAW

  The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

  The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.

SHAREHOLDERS' AGREEMENT

  All of the existing holders of Common Stock and options to purchase Common Stock are parties to a Shareholders' Agreement dated November 30, 1994 which will terminate upon the completion of this Offering. This agreement (i) prohibits the sale, pledge, transfer or disposal of shares of Common Stock prior to the earlier of November 24, 1997 or the date on which the Company shall have fully utilized its Federal income tax NOL's ("Ownership Change Date") and (ii) restricts the sale, pledge, transfer or disposal of shares of Common Stock subsequent to the Ownership Change Date. The Shareholders' Agreement terminates on the earliest of (i) the date of dissolution or liquidation of the Company, (ii) such time as any one shareholder or other person owns all the shares of Common Stock, (iii) the date of the consummation of a public offering of Common Stock under the Securities Act or (iv) such time as all the parties to the Shareholders' Agreement elect to terminate such agreement.

  The Shareholders' Agreement provides for Dickstein & Co., L.P., Dickstein International Limited and Dickstein Focus Fund, L.P. (collectively "Dickstein") and Viking Holding Limited ("Viking") to appoint two Directors. Dickstein has appointed Messrs. Cooper and Katz to the Board and Viking has appointed Messrs. Franklin and Naggar to the Board.

TRANSFER AGENT

  The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 4,451,666 shares of Common Stock outstanding, not including shares of Common Stock issuable upon exercise of the Officer's Options, Warrants and Underwriter's Purchase Option and assuming no exercise of the over-allotment option granted to the Underwriter and options outstanding under the Plan. Of these outstanding shares, the 1,250,000 shares sold to the public in this Offering may be freely traded without restriction or further registration under the Securities Act, except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act including the exemption provided by Rule 144 adopted under the Securities Act. 3,201,666 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act, or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of such shares, 3,065,803 will be available
for sale pursuant to Rule 144 commencing     1996, and 135,863 will be
available for sale pursuant to Rule 144 commencing February 1998, in each case subject to the lock-up agreements described below.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Shares for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Securities and Exchange Commission ("Commission"), provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned Restricted Shares for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above. The Commission is currently considering a reduction in the required holding periods under Rule 144.

  No predictions can be made of the effect, if any, that future sales of shares of the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then-prevailing market price.

  All of the officers and directors of the Company and all other existing stockholders of the Company as of August, 1996, have agreed that for a period of 12 months from the date of this Prospectus, they will not sell any of such shares without the prior written approval of the Underwriter. Such lock-up only extends for a period of 6 months from the date of this Prospectus with respect to the 375,000 shares of Common Stock acquired in the Preferred Conversion.

  In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act ("Rule 701"). Rule 701 permits affiliates to sell their shares which are subject to Rule 701 ("Rule 701 shares") under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell Rule 701 shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus. All holders of stock options under the Plan will be required to agree not to dispose of Rule 701 shares for a period of 24 months from the date of this Prospectus without the consent of the Underwriter.

REGISTRATION RIGHTS

  The Company has entered into a registration rights agreement with Dickstein and Viking. Under this registration rights agreement, the Company has provided to each of Dickstein and Viking, for so long as it owns at least 15% of the outstanding Common Stock, (i) "demand" registration rights whereby each of Dickstein and Viking can, with certain restrictions, on one occasion require the Company to register under the Securities Act the Company's equity securities it holds and that of certain other shareholders and
(ii) "piggyback" registration rights whereby each of Dickstein and Viking can, with certain restrictions, require the Company to include the Company's equity securities it holds in any registration statement filed by the Company. The Company will pay all registration expenses related to any demand registration excluding underwriting commissions. The Company will pay certain of the expenses relating to piggyback registrations, with the remainder of such expenses to be divided pro rata between Dickstein and Viking based on the number of securities each has registered in the offering. In connection with this Offering, Dickstein and Viking have waived their registration rights for a period of one year following this Offering. The Company will register securities pursuant to the Registration Rights Agreement on Form S-3 or any other available form.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register approximately 500,000 shares underlying options granted or to be granted under the Plan for resale under the Securities Act. The Company has agreed with the Underwriter that it will not file any Form S-8 registration statement for one year following the date of this Prospectus. Shares covered by these registration statements will thereupon be eligible for sale in the public markets to the extend applicable.

                                 UNDERWRITING

  GKN Securities Corp. ("Underwriter"), has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 1,250,000 shares of Common Stock. The obligations of the Underwriter under the Underwriting Agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the Underwriter is obligated to purchase all of the shares of Common Stock offered by this Prospectus (other than the shares of Common Stock covered by the over-allotment option described below), if any are purchased.

  The Underwriter has advised the Company that it proposes to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at that price less
a concession not in excess of $    per share of Common Stock. The Underwriter
may allow, and such dealers may reallow, a concession not in excess of $ per share of Common Stock to certain other dealers. After this Offering, the offering price and other selling terms may be changed by the Underwriter.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter an expense allowance on a nonaccountable basis equal to 2.5% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriter's over-allotment option), $50,000 of which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriter may designate and register this Offering with the National Association of Securities Dealers, Inc., including fees and expenses of counsel retained for such purposes by the Underwriter.

  The Company has granted to the Underwriter an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 187,500 additional shares of Common Stock for the sole purpose of covering over-allotments, if any.

  In connection with this Offering, the Company has agreed to sell to the Underwriter for an aggregate of $100, the Underwriter's Purchase Option, consisting of the right to purchase up to an aggregate of 125,000 shares of
Common Stock. The Underwriter's Purchase Option is exercisable at $   , for a
period of four years, commencing on the first and ending on the fifth anniversary of the effective date ("Effective Date") of the Registration Statement. The Underwriter's Purchase Option may not be transferred, sold, assigned or hypothecated during the one-year period following the date of this Prospectus except to officers of the Underwriter and the selected dealers and their officers or partners. The Underwriter's Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Purchase Option.

  Pursuant to the Underwriting Agreement, all of the officers, directors and stockholders of the Company as of the date of this Prospectus have agreed not to sell any of their shares of Common Stock until the expiration of 12 months from the date of this Prospectus without the prior consent of the Underwriter, provided, however, that holders of 375,000 shares of Common Stock issued in the Preferred Conversion shall be permitted to sell such shares commencing six months after the Effective Date. During the three year period following the date of this Prospectus, the Underwriter shall have the right to purchase for the Underwriter's account or to sell for the account of such persons any securities sold by any of such persons in the open market.

  The Underwriting Agreement provides that, for a period of three years from the date of this Prospectus, the Underwriter may send a non-voting representative to observe each meeting of the Board of Directors.

  Prior to this Offering, there has been no public market for any of the Company's Common Stock. Accordingly, the initial public offering price of the Common Stock has been arbitrarily determined by negotiation between the Company and the Underwriter and does not necessarily bear any relation to established valuation criteria. Factors considered in determining such price, in addition to prevailing market conditions, include an assessment of the prospects for the industry in which the Company competes, the Company's management and the Company's capital structure.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Kane Kessler, P.C., New York, New York. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriter in connection with this Offering.

                                    EXPERTS

  The consolidated financial statements as of December 30, 1995, December 31, 1994 and January 1, 1994 and for each of the three years in the period ended December 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere. Such consolidated financial statements have been included herein in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

  Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements, quarterly reports containing unaudited financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                        SPECIALTY CATALOG CORP.

CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 30, 1995 AND DECEMBER 31, 1994 AND FOR THE
THREE YEARS ENDED DECEMBER 30, 1995,
DECEMBER 31, 1994 AND JANUARY 1, 1993
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF
JUNE 29, 1996 AND FOR THE SIX MONTHS ENDED
JUNE 29, 1996 AND JULY 1, 1995, AND
INDEPENDENT AUDITORS' REPORT

SPECIALTY CATALOG CORP.

TABLE OF CONTENTS
- --------------------------------------------------------------------------------
                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                 1

 FINANCIAL STATEMENTS AS OF DECEMBER 30, 1995
     AND DECEMBER 31, 1994 AND FOR THE THREE
     YEARS ENDED DECEMBER 30, 1995,
     DECEMBER 31, 1994 AND JANUARY 1, 1993
     UNAUDITED FINANCIAL STATEMENTS AS OF
     JUNE 29, 1996 AND FOR THE SIX MONTHS ENDED
     JUNE 29, 1996 AND JULY 1, 1995:

     Consolidated Balance Sheets                                             2

     Consolidated Statements of Operations                                   3

     Consolidated Statements of Stockholders' Deficit                        4

     Consolidated Statements of Cash Flows                                  5-6

     Notes to Consolidated Financial Statements                            7-16

                            SPECIALTY CATALOG CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Independent Auditors' Report............................................. F-2
Financial Statements as of December 30, 1995 and December 31, 1994 and
 for the Three Years Ended December 30, 1995, December 31, 1994 and
 January 1, 1993 Unaudited Financial Statements as of June 29, 1996 and
 for the Six Months Ended June 29, 1996 and July 1, 1995:
  Consolidated Balance Sheets............................................ F-3
  Consolidated Statements of Operations.................................. F-4
  Consolidated Statements of Stockholders' Deficit....................... F-5
  Consolidated Statements of Cash Flows.................................. F-6
  Notes to Consolidated Financial Statements............................. F-8

                         INDEPENDENT AUDITORS' REPORT

  The accompanying consolidated financial statements give effect to the completion of the 325.51-for-one split of the Company's outstanding common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche on completion of the stock split of the Company's common stock described in
Note 13 to the consolidated financial statements and assuming that from August 16, 1996 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

To the Board of Directors of
Specialty Catalog Corp.

  We have audited the accompanying consolidated balance sheets of Specialty Catalog Corp. as of December 30, 1995 and December 31, 1994 and the related consolidated statements of operations and consolidated statements of stockholders' deficit and cash flows for the three years ended December 30, 1995, December 31, 1994 and January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Specialty Catalog Corp. as of December 30, 1995 and December 31, 1994 and the results of its operations and its cash flows for the three years ended December 30, 1995, December 31, 1994 and January 1, 1994, in conformity with generally accepted accounting principles.

April 19, 1996 (except for Note 13,
for which the date is August 16, 1996)

New York, New York

                            SPECIALTY CATALOG CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                          DECEMBER 31,  DECEMBER 30,    JUNE 29,      JUNE 29,
                              1994          1995          1996          1996
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
         ASSETS
Current assets:
 Cash...................  $    946,280  $    113,364  $    864,176  $  1,364,176
 Accounts receivable,
  less allowance for
  doubtful accounts of
  $42,000, $160,000 and
  $51,000 at December
  31, 1994, December 30,
  1995 and June 29,
  1996, respectively....       579,148     1,367,929     1,138,469     1,138,469
 Inventories............     4,221,266     5,073,743     4,090,560     4,090,560
 Prepaid expenses.......     3,174,543     3,462,818     3,586,891     3,586,891
                          ------------  ------------  ------------  ------------
Total current assets....     8,921,237    10,017,854     9,680,096    10,180,096
                          ------------  ------------  ------------  ------------
Fixed assets:
 Property and equipment.     3,787,949     3,982,348     4,118,407     4,118,407
 Less accumulated
  depreciation and
  amortization..........    (3,011,164)   (3,040,751)   (3,178,992)   (3,178,992)
                          ------------  ------------  ------------  ------------
Total fixed assets......       776,785       941,597       939,415       939,415
                          ------------  ------------  ------------  ------------
Deferred income taxes...     7,130,175     6,779,356     6,779,356     6,779,356
                          ------------  ------------  ------------  ------------
Other assets............       536,154       431,553       377,857       377,857
                          ------------  ------------  ------------  ------------
Total assets............  $ 17,364,351  $ 18,170,360  $ 17,776,724  $ 18,276,724
                          ============  ============  ============  ============
 LIABILITIES AND STOCK-
    HOLDERS' DEFICIT
Current liabilities:
 Line of credit.........  $        --   $  1,050,000  $  1,450,000  $  1,450,000
 Accounts payable and
  accrued expenses......     2,928,018     4,730,936     4,601,486     4,601,486
 Liabilities to
  customers.............     1,267,752       755,902       630,800       630,800
 Income taxes...........       111,450        81,945       232,930       232,930
 Current portion of
  long-term debt........     2,500,000     2,750,000     2,950,000     2,950,000
                          ------------  ------------  ------------  ------------
Total current liabili-
 ties...................     6,807,220     9,368,783     9,865,216     9,865,216
                          ------------  ------------  ------------  ------------
Long-term debt..........    11,500,000     8,750,000     7,450,000     7,450,000
Subordinated debt-re-
 lated party............     3,680,186     4,125,519     4,362,735     4,743,674
Other long-term liabili-
 ties...................        31,241       341,939       511,542           --
Commitments and contin-
 gencies
Stockholders' deficit:
 13% preferred stock,
  $100 par value: 30,000
  shares authorized;
  22,491 shares issued
  and outstanding.......     2,249,100     2,249,100     2,249,100
 Common stock, $.01 par
  value: 10,000,000
  shares authorized;
  2,826,666 shares is-
  sued and outstanding
  at December 31, 1994..        28,267                                    32,017
 Class A common stock,
  $.01 par value; 16,000
  shares authorized;
  6,017.77 shares issued
  and outstanding at De-
  cember 30, 1995.......           --         19,589        19,589
 Class B common stock,
  $.01 par value; 2,000
  shares authorized;
  1,332.94 shares issued
  and outstanding at De-
  cember 30, 1995.......           --          4,339         4,339
 Class C common stock,
  $.01 par value; 2,000
  shares authorized;
  1,332.94 shares issued
  and outstanding at De-
  cember 30, 1995.......           --          4,339         4,339
 Additional paid-in cap-
  ital..................     4,934,157     4,641,774     4,495,586     7,534,289
Deferred compensation...           --            --            --       (162,750)
Note receivable--stock-
 holder.................      (148,710)     (140,174)     (140,174)     (140,174)
Accumulated deficit.....   (11,717,110)  (11,194,848)  (11,045,548)  (11,045,548)
                          ------------  ------------  ------------  ------------
Total stockholders' def-
 icit...................    (4,654,296)   (4,415,881)   (4,412,769)   (3,782,166)
                          ------------  ------------  ------------  ------------
Total liabilities and
 stockholders' deficit..  $ 17,364,351  $ 18,170,360  $ 17,776,724  $ 18,276,724
                          ============  ============  ============  ============

                See notes to consolidated financial statements.

                            SPECIALTY CATALOG CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    FISCAL YEAR ENDED                 SIX MONTHS ENDED
                          ---------------------------------------  ------------------------
                          JANUARY 1,   DECEMBER 31,  DECEMBER 30,    JULY 1,     JUNE 29,
                             1994          1994          1995         1995         1996
                          -----------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Net sales...............  $33,801,265  $38,178,792   $42,568,120   $22,419,386  $18,754,741
Cost of sales (including
 buying, occupancy and
 order
 fulfillment costs).....   13,867,938   15,648,066    16,423,590     8,859,075    7,003,241
                          -----------  -----------   -----------   -----------  -----------
Gross profit............   19,933,327   22,530,726    26,144,530    13,560,311   11,751,500
                          -----------  -----------   -----------   -----------  -----------
Operating expenses:
  Selling, general and
   administrative
   expenses.............   16,767,738   17,771,721    22,835,086    11,155,582   10,590,938
  Restructuring charges.          --           --        512,943       512,943          --
                          -----------  -----------   -----------   -----------  -----------
Total operating ex-
 penses.................   16,767,738   17,771,721    23,348,029    11,668,525   10,590,938
                          -----------  -----------   -----------   -----------  -----------
Income from operations..    3,165,589    4,759,005     2,796,501     1,891,786    1,160,562
                          -----------  -----------   -----------   -----------  -----------
Interest expense--net...     (431,322)    (661,022)   (1,917,664)     (958,197)    (909,216)
                          -----------  -----------   -----------   -----------  -----------
Income before
 reorganization items,
 income taxes,
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....    2,734,267    4,097,983       878,837       933,589      251,346
Reorganization items....    1,037,979    2,889,707           --            --           --
                          -----------  -----------   -----------   -----------  -----------
Income before income
 taxes, cumulative
 effect of change in
 accounting principle
 and extraordinary item.    1,696,288    1,208,276       878,837       933,589      251,346
Income taxes............      704,017      497,954       356,575       379,037      102,046
                          -----------  -----------   -----------   -----------  -----------
Income before cumulative
 effect of change in
 accounting principle
 and extraordinary item.      992,271      710,322       522,262       554,552      149,300
Cumulative effect of
 change in accounting
 for income taxes.......    8,985,122          --            --            --           --
                          -----------  -----------   -----------   -----------  -----------
Income before extraordi-
 nary item..............    9,977,393      710,322       522,262       554,552      149,300
Extraordinary item--gain
 on debt discharge--net
 of income taxes of
 $1,094,649.............          --    12,078,489           --            --           --
                          -----------  -----------   -----------   -----------  -----------
Net income..............  $ 9,977,393  $12,788,811   $   522,262   $   554,552  $   149,300
                          -----------  -----------   -----------   -----------  -----------
Preferred Stock Divi-
 dends..................          --       (31,241)     (292,383)     (146,191)    (146,188)
                          -----------  -----------   -----------   -----------  -----------
Net income available to
 common
 shareholders...........  $ 9,977,393  $12,757,570   $   229,879   $   408,361  $     3,112
                          ===========  ===========   ===========   ===========  ===========
Per common share
  Income before extraor-
   dinary items.........  $      0.33  $      0.22   $      0.08   $      0.13  $      0.00
  Income from cumulative
   effect...............         2.97          --            --            --           --
Net income per share....  $      3.30  $      4.22   $      0.08   $      0.13  $      0.00
                          -----------  -----------   -----------   -----------  -----------
Weighted average shares
 outstanding............    3,025,334    3,025,334     3,025,334     3,025,334    3,584,453
                          ===========  ===========   ===========   ===========  ===========

                See notes to consolidated financial statements.

                            SPECIALTY CATALOG CORP.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                      COMMON STOCK            CLASS A         CLASS B        CLASS C      PREFERRED STOCK  ADDITIONAL
                   --------------------  ----------------- -------------- -------------- -----------------  PAID-IN
                     SHARES     AMOUNT    SHARES   AMOUNT  SHARES  AMOUNT SHARES  AMOUNT SHARES   AMOUNT    CAPITAL
                   ----------  --------  --------- ------- ------- ------ ------- ------ ------ ---------- ----------
Balance, January
2, 1993..........   1,000,000  $ 10,000        --  $   --      --  $  --      --  $  --     --  $      --  $4,115,300
 Net income......         --        --         --      --      --     --      --     --     --         --         --
                   ----------  --------  --------- ------- ------- ------ ------- ------ ------ ---------- ----------
Balance, January
1, 1994..........   1,000,000    10,000        --      --      --     --      --     --     --         --   4,115,300
 Cancellation of
 SC Corporation
 common shares in
 connection with
 reorganization
 and settlement
 of bankruptcy
 proceedings.....  (1,000,000)  (10,000)       --      --      --     --      --     --     --         --      10,000
 Issuance of SC
 Corporation
 common shares in
 connection with
 reorganization
 and settlement
 of bankruptcy
 proceedings.....     868,365     8,684        --      --      --     --      --     --     --         --     859,681
 Issuance of
 preferred stock.         --        --         --      --      --     --      --     --  22,491  2,249,100        --
 Exchange of SC
 Corporation
 common shares
 for Specialty
 Catalog Corp.
 common shares at
 the rate of
 1/100 share of
 Specialty
 Catalog Corp.
 stock for each
 share of SC
 Corporation
 common stock for
 one.............   1,958,301    19,583        --      --      --     --      --     --     --         --     (19,583)
 Net income......         --        --         --      --      --     --      --     --     --         --         --
 Redeemable
 preferred stock
 dividends.......         --        --         --      --      --     --      --     --     --         --     (31,241)
                   ----------  --------  --------- ------- ------- ------ ------- ------ ------ ---------- ----------
Balance, December
31, 1994.........   2,826,666    28,267        --      --      --     --      --     --  22,491  2,249,100  4,934,157
 Exchange of
 common shares
 for Class A,
 Class B, and
 Class C shares..  (2,826,666)  (28,267) 1,958,880  19,589 433,893  4,339 433,893  4,339    --         --         --
 Net income......         --        --         --      --      --     --      --     --     --         --         --
 Redeemable
 preferred stock
 dividends.......         --        --         --      --      --     --      --     --     --         --    (292,383)
                   ----------  --------  --------- ------- ------- ------ ------- ------ ------ ---------- ----------
Balance, December
30, 1995.........         --        --   1,958,880  19,589 433,893  4,339 433,893  4,339 22,491  2,249,100  4,641,774
 Net income
 (unaudited).....         --        --         --      --      --     --      --     --     --         --         --
 Redeemable
 preferred stock
 dividends
 (unaudited).....         --        --         --      --      --     --      --     --     --         --    (146,188)
                   ----------  --------  --------- ------- ------- ------ ------- ------ ------ ---------- ----------
Balance, June 29,
1996 (unaudited).         --   $    --   1,958,880 $19,589 433,893 $4,339 433,893 $4,339 22,491 $2,249,100 $4,495,586
                   ==========  ========  ========= ======= ======= ====== ======= ====== ====== ========== ==========
                   ACCUMULATED
                     DEFICIT
                   -------------
Balance, January
2, 1993..........  $(34,483,314)
 Net income......     9,977,393
                   -------------
Balance, January
1, 1994..........   (24,505,921)
 Cancellation of
 SC Corporation
 common shares in
 connection with
 reorganization
 and settlement
 of bankruptcy
 proceedings.....
 Issuance of SC
 Corporation
 common shares in
 connection with
 reorganization
 and settlement
 of bankruptcy
 proceedings.....
 Issuance of
 preferred stock.
 Exchange of SC
 Corporation
 common shares
 for Specialty
 Catalog Corp.
 common shares at
 the rate of
 1/100 share of
 Specialty
 Catalog Corp.
 stock for each
 share of SC
 Corporation
 common stock for
 one.............
 Net income......    12,788,811
 Redeemable
 preferred stock
 dividends.......           --
                   -------------
Balance, December
31, 1994.........   (11,717,110)
 Exchange of
 common shares
 for Class A,
 Class B, and
 Class C shares..
 Net income......       522,262
 Redeemable
 preferred stock
 dividends.......           --
                   -------------
Balance, December
30, 1995.........   (11,194,848)
 Net income
 (unaudited).....       149,300
 Redeemable
 preferred stock
 dividends
 (unaudited).....           --
                   -------------
Balance, June 29,
1996 (unaudited).  $(11,045,548)
                   =============

                See notes to consolidated financial statements.

                            SPECIALTY CATALOG CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    FISCAL YEAR ENDED                 SIX MONTHS ENDED
                          ---------------------------------------  ------------------------
                          JANUARY 1,   DECEMBER 31,  DECEMBER 30,   JUNE 29,      JULY 1,
                             1993          1994          1995         1996         1995
                          -----------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income.............  $ 9,977,393  $ 12,788,811  $   522,262   $   149,300  $   554,552
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in) operating
  activities:
  Interest paid through
   issuance of debt.....          --            --       445,333       237,216      211,611
  Depreciation and amor-
   tization.............      776,440       748,628      249,127       141,536      116,878
  Deferred income taxes.      415,004     1,439,943      350,819           --           --
  Cumulative effect of
   change in accounting
   for income taxes.....   (8,985,122)          --           --            --           --
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (196,662)      155,040     (788,781)      229,460     (287,647)
   Inventories..........   (1,145,222)     (817,280)    (852,477)      983,183        4,714
   Prepaid expenses.....   (1,600,109)     (120,628)    (288,275)     (124,073)  (1,358,709)
   Other assets.........     (205,745)     (383,072)     104,935        53,122       57,528
   Accounts payable and
    accrued expenses....    1,818,219    (1,944,118)   1,802,918      (129,450)   1,265,962
   Liabilities to cus-
    tomers..............     (159,141)      141,645     (511,850)     (125,102)    (484,900)
   Income taxes.........      (79,971)      (43,077)     (29,505)      150,985      337,984
   Other long-term
    liabilities.........          --            --        18,315        23,415        5,422
  Change due to
   reorganization
   activities:
   Extraordinary gain on
    debt discharge......          --    (13,173,138)         --            --           --
                          -----------  ------------  -----------   -----------  -----------
Net cash provided by
 (used in) operating
 activities.............      615,084    (1,207,246)   1,022,821     1,589,592      423,395
                          -----------  ------------  -----------   -----------  -----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Purchases of property
  and equipment.........     (268,037)     (447,919)    (413,146)     (138,780)    (206,639)
 Repayments of note re-
  ceivable..............          --            --         7,409           --           --
                          -----------  ------------  -----------   -----------  -----------
Net cash used in invest-
 ing activities.........     (268,037)     (447,919)    (405,737)     (138,780)    (206,639)
                          -----------  ------------  -----------   -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Issuance of common
  stock.................          --        827,042          --            --           --
 Issuance of redeemable
  preferred stock.......          --      2,142,840          --            --           --
 Settlement of long-term
  obligations...........          --    (20,237,480)         --            --           --
 Issuance of long-term
  debt..................          --     17,680,186          --            --           --
 Repayments of notes
  payable...............          --            --    (2,500,000)   (1,100,000)    (500,000)
 Advances on line of
  credit................    2,972,147           --     1,050,000       400,000          --
                          -----------  ------------  -----------   -----------  -----------
Net cash provided by
 (used in) financing
 activities.............    2,972,147       412,588   (1,450,000)     (700,000)    (500,000)
                          -----------  ------------  -----------   -----------  -----------

                See notes to consolidated financial statements.

                            SPECIALTY CATALOG CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    FISCAL YEAR ENDED                 SIX MONTHS ENDED
                          ---------------------------------------  -----------------------
                          JANUARY 1,   DECEMBER 31,  DECEMBER 30,   JUNE 29,     JULY 1,
                             1993          1994          1995         1996        1995
                          -----------  ------------  ------------  ----------- -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM REORGA-
 NIZATION ACTIVITIES:
 Decrease in obligations
  subject to settlement
  under reorganization
  proceedings...........  $(1,495,935) $        --   $       --    $       --  $       --
                          -----------  ------------  -----------   ----------- -----------
Increase (decrease) in
 cash...................    1,823,259    (1,242,577)    (832,916)      750,812    (283,244)
Cash, beginning of year.      365,598     2,188,857      946,280       113,364     946,280
                          -----------  ------------  -----------   ----------- -----------
Cash, end of year.......  $ 2,188,857  $    946,280  $   113,364   $   864,176 $   663,036
                          -----------  ------------  -----------   ----------- -----------
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  year for:
  Interest..............  $   382,754  $    493,624  $ 1,533,826   $   592,851 $   712,748
                          ===========  ============  ===========   =========== ===========
  Income taxes..........  $   316,837  $    174,735  $    35,261   $    42,669 $    41,053
                          ===========  ============  ===========   =========== ===========

SUMMARY OF NONCASH TRANSACTIONS:

    During the six-month periods ended June 29, 1996 and July 1, 1995 and the year ended December 30, 1995, the Company issued $237,216, $211,611 and $445,333 of subordinated debt in lieu of payment of interest.

    During the six-month periods ended June 29, 1996 and July 1, 1995 and the years ended December 30, 1995 and December 31, 1994, the Company declared dividends on preferred stock of $146,188, $146,191, $292,383 and $31,241 which have not been paid at June 29, 1996.

    In 1994 the Company issued a note receivable in the amount of $147,583 in exchange for common and preferred stock.


                See notes to consolidated financial statements.

                            SPECIALTY CATALOG CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994 AND JANUARY 1, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Nature of Business--Specialty Catalog Corp. ("Company" ) is a direct marketer targeting niche consumer product categories, including women's wigs and hairpieces and continuing education courses for nurses, real estate professionals and Certified Public Accountants.

b. Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiary SC Corporation, doing business under the name SC Direct, and SC Corporation's wholly-owned subsidiary SC Publishing. All material intercompany balances and transactions have been eliminated in consolidation.

c. Pro Forma Balance Sheet--The June 29, 1996 pro forma balance sheet gives effect to the conversion of 13% Preferred Stock ("13% Preferred Stock") into 375,000 shares of common stock, the waiver of all accrued dividends and interest on the 13% Preferred Stock, the issuance of the stock options described in note 13 and the issuance of debt and related warrants also described at note 13.

d. Accounts Receivable--The Company records an allowance to provide for uncollectible accounts receivable. In 1995 and 1994 the Company had write-offs of accounts receivable against this allowance of $34,221 and $34,180, respectively. Bad debt expense for the years ended December 30, 1995, December 31, 1994 and January 1, 1994 was $146,004, $34,180, and $26,004,
   respectively.

e. Accounting Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f. Inventories--Inventories are stated at the lower of first-in, first-out cost or market.

g. Prepaid and Deferred Expenses--Catalog production and mailing costs included in prepaid expenses are amortized over their related revenue stream. Catalog production and related mailing costs that result in probable future economic benefit are amortized over two-month to four-month periods following the mailing of the catalogs to customers based on historical response rates.

h. Property and Equipment--Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Amortization is computed on the straight-line method over the lesser of the estimated useful lives of the related assets or the lease terms.

i. Other Assets--Trademarks are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over 37 years. At December 31, 1995 and 1994, the Company had $33,870 and $21,482 of unamortized trademarks included in other assets.

  Deferred financing costs which were incurred by the Company in connection with the Banque Nationale de Paris ("BNP") note (Note 5) are charged to operations as additional interest expense over the life of the underlying indebtedness.

j. Income Taxes--In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that deferred income taxes be determined based on the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities. A valuation allowance is recorded when realization of a deferred tax asset is not assured. In connection with the adoption of this statement, the Company recognized a cumulative effect of $8,985,122 in 1993.

                            SPECIALTY CATALOG CORP.

k. Revenue--The Company recognizes sales and the related costs of sales at the time the merchandise is shipped to customers. The Company allows for merchandise returns at the customer's discretion within the period stated in the Company's sales policy. An allowance is provided for returns based on estimated merchandise returns.

l. Fair Value of Financial Instruments--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet of the Company, for which it is practicable to estimate fair value. The estimated fair value of financial instruments which are presented herein have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

  The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, and line of credit approximate their carrying values at December 30, 1995, due to the short-term maturities of these investments. The carrying value and fair value of the Company's note receivable at December 30, 1995 was $140,174. The fair value of the note receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of the Company's long-term debt at December 30, 1995 was $15,636,397. The carrying value of the Company's long term debt at December 30, 1995 was $15,625,519. The fair value of the Company's long-term debt is based on discounted future cash flows using current interest rates for financial instruments with similar characteristics and maturity.

m. Net Income Per Share--Net income per share is calculated using the weighted average number of common shares outstanding during each of the periods retroactively restated to give effect to the 325.51-for-one stock split.

n. Newly Adopted Accounting Statements--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on fair value of the equity instruments awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which are to be disposed of. The adoption of this statement had no effect on the financial position, or results of operations or cash flows of the Company.

o. Fiscal Year--The Company is on a 52/53 week fiscal year, ending on the Saturday closest to December 31. The fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994 consisted of 52 weeks.

p. Reclassifications--Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

                            SPECIALTY CATALOG CORP.

q. Unaudited Financial Statements--In the opinion of management of the Company, the accompanying unaudited financial statements reflect all adjustments which were of a normal recurring nature necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the six months ended June 30, 1996 and June 30 1995.

2. CORPORATE ORGANIZATION AND BANKRUPTCY PROCEEDINGS

  On December 28, 1992, SC Corporation and its subsidiaries Wigs by Paula, Inc. ("Wigs"), Western Schools, Inc., the predecessor of SC Publishing, After the Stork, Inc. ("Stork") and Brotman Acquisition Corp. ("Brotman") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy") in the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division ("Bankruptcy Court"). From that date until November 23, 1994, SC Corporation operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. During that period, the Company did not pay $1,030,757 and $1,688,592 of contractual interest for the years ended December 31, 1994 and January 1, 1994 while under the protection of Bankruptcy.

  SC Corporation's Disclosure Statement with respect to the First Amended and Restated Joint Plan of Reorganization of SC Corporation and its subsidiaries Wigs and SC Publishing ("Plan of Reorganization") was approved by the Bankruptcy Court on September 21, 1994. The Plan of Reorganization was subsequently confirmed by the Bankruptcy Court on October 26, 1994 and the reorganization of SC Corporation was consummated on November 23, 1994.

  The Plan of Reorganization provided for the payment of $15,508,726 in cash, $1,673,453 in subordinated notes, 10,227 shares of preferred stock valued at $1,022,700 and 295,121 shares of common stock valued at $295,121 in settlement of $24,102,851 of secured claims, and $3,345,066 in cash, $354,247 in subordinated notes, 2,164 shares of preferred stock valued at $216,400 and 179,353 shares of common stock valued at $179,353 in settlement of $11,665,353 of unsecured claims. The gain on such discharge of pre-petition claims has been recorded as an extraordinary item, net of income taxes of $1,094,649. The Company funded the Plan of Reorganization by selling additional shares of common stock ("Common Stock") and 13% Preferred Stock, entering into a new senior credit facility, and issuing subordinated notes ("Subordinated Notes"). Subsequent to the consummation of the reorganization, certain stockholders of the Company purchased the subordinated notes and 13% Preferred Stock from the holder of the secured claims at their face values and the common stock from the holders of the secured and unsecured claims at its fair market value.

  Reorganization items consist of the following:

                                                         1994         1993
                                                      -----------  -----------
   Interest income................................... $   103,308  $    24,473
   Professional fees.................................  (2,133,117)  (1,062,452)
   Executive and employee compensation...............    (533,840)         --
   Other.............................................    (326,058)         --
                                                      -----------  -----------
                                                      $(2,889,707) $(1,037,979)
                                                      ===========  ===========

  The Company was incorporated on November 30, 1994 for the purpose of becoming the parent company of SC Corporation. On that date, the Company issued 2,826,666 shares of its Common Stock ("Common Stock") and 22,491 shares of 13% Preferred Stock to the stockholders of SC Corporation in exchange for their shares of SC Corporation Common Stock and 13% Preferred Stock.

                            SPECIALTY CATALOG CORP.

3. PREPAID EXPENSES

  Prepaid expenses at December 30, 1995 and December 31, 1994 consists of the following:

                                                             1995       1994
                                                          ---------- ----------
   Deferred catalog costs................................ $2,320,261 $1,747,152
   Prepaid advertising...................................    825,064  1,068,566
   Other.................................................    317,493    358,825
                                                          ---------- ----------
                                                          $3,462,818 $3,174,543
                                                          ========== ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 30, 1995 and December 31, 1994:

                                              USEFUL
                                               LIFE       1995         1994
                                              -------  -----------  -----------
   Furniture and equipment..................  7 years  $ 1,139,016  $ 1,326,389
   Data processing equipment................  5 years    2,734,186    2,363,330
   Leasehold improvements...................       (i)     109,146       98,230
                                                       -----------  -----------
                                                         3,982,348    3,787,949
   Less accumulated depreciation and amorti-
    zation..................................            (3,040,751)  (3,011,164)
                                                       -----------  -----------
                                                       $   941,597  $   776,785
                                                       ===========  ===========

  (i) Lesser of the estimated useful lives of the related assets or the lease term.

5. LONG-TERM DEBT

  Long-term debt consists of the following at December 30, 1995 and December 31, 1994:

                                                           1995        1994
                                                        ----------- -----------
   Banque Nationale de Paris Term Advance, Prime Rate
    plus 2% or Eurodollar Rate plus 3.5%, payable
    quarterly in amounts between $500,000 and
    $1,500,000 through May 22, 1999.................... $11,500,000 $14,000,000
   SC Holdings LLC Subordinated Note, 11.5%,
    payable November 22, 2002..........................   3,680,186   3,680,186
   SC Holdings LLC PIK Note, 11.5%, payable November
    22, 2002...........................................     445,333         --
                                                        ----------- -----------
                                                         15,625,519  17,680,186
   Less current portion................................   2,750,000   2,500,000
                                                        ----------- -----------
                                                        $12,875,519 $15,180,186
                                                        =========== ===========

  The Credit Agreement between "BNP" and the Company ("Agreement") has covenants which prohibit the payment of cash dividends on the Company's Common Stock and 13% Preferred Stock and any principal or interest payments on the Subordinated Notes and require that various financial limits and ratios be maintained. In addition, the Agreement requires an annual prepayment of outstanding principal equal to 75% of the Company's excess cash flow, as defined. Each prepayment reduces pro rata the remaining scheduled Term Advance principal payments.

                            SPECIALTY CATALOG CORP.

  The Agreement is secured by all assets of the Company and its subsidiaries. In addition, the Company has pledged the shares of common stock of SC Corporation, and SC Holdings LLC ("Holdings") has pledged its subordinated note, to BNP as additional collateral, and the Company, its subsidiaries, (except Stork and Brotman) and Holdings each have jointly, severally and unconditionally guaranteed the borrowings under the Agreement, up to a certain percentage of each guarantor's adjusted net assets, as defined. The Agreement also provides the Company with a line of credit up to $2,000,000 for working capital and letters of credit. The line of credit may be automatically and permanently reduced each year by a portion of the Company's excess cash flow, as defined. The Company had $1,050,000 and $0 outstanding under the line of credit and $536,000 and $2,000,000 available under the line of credit at December 30, 1995 and December 31, 1994. Borrowings under the line of credit were at the prime rate plus 2%, which was 10.5% at December 30, 1995 due within three months are at the three-month Eurodollar rate plus 3.5% while the remainder of the borrowings are at the six-month Eurodollar rate plus 3.5%. Borrowings under the term advance at December 30, 1995 due within three months are at the three-month Eurodollar rate plus 3.5% while the remainder of the borrowings are at the six-month Eurodollar rate plus 3.5%. Such Eurodollar rates were 9.38% and 9.19%, respectively.

  The Company is obligated to pay various fees under the Agreement, including an unused line of credit fee of 1/2 of 1% of the unused amount under the line.

  Holdings is a limited liability company whose stockholders own all the issued and outstanding shares of 13% Preferred Stock of the Company and certain of the issued and outstanding shares of Common Stock of the Company.

  The Company may, at its option through November 22, 1999, and, under certain conditions, through November 22, 2002, pay interest on the Subordinated Notes by issuing additional Subordinated Notes with identical terms and conditions with an aggregate principal amount equal to the amount of interest then payable. In 1995, the Company issued $445,333 of additional Subordinated Notes as payment of interest for the period November 1994 through December 1995.

  The aggregate maturities of long-term debt after December 30, 1995 are as follows:

   FISCAL YEAR                                                         AMOUNT
   -----------                                                       -----------
   1996............................................................. $ 2,750,000
   1997.............................................................   3,250,000
   1998.............................................................   3,750,000
   1999.............................................................   1,750,000
   2000.............................................................         --
   2001 and thereafter..............................................   4,125,519
                                                                     -----------
                                                                     $15,625,519
                                                                     ===========

  As described in Note 13, the Company intends to have a public offering of its common shares in late 1996 in order to pay down its outstanding debt. In the event that this offering is not successful, the Company believes that its present cash flows from operations are sufficient in order to meet the above debt service requirements, however, if necessary, the Company has the intent and ability to refinance.

6. PREFERRED STOCK

  On November 30, 1994, the Company issued 22,491 shares of 13% Preferred
Stock.

  The 13% Preferred Stock dividends are cumulative and payable quarterly at the end of each calendar quarter. In addition to the Credit Agreement's prohibition of the payment of cash dividends on the Company's

                            SPECIALTY CATALOG CORP.

Common Stock and 13% Preferred Stock, the Company may not pay any dividends on any class of its capital stock other than the 13% Preferred Stock or purchase, redeem or otherwise acquire any shares of any class of its capital stock so long as there are any accrued but unpaid dividends on any shares of the 13% Preferred Stock. At December 30, 1995, there were $323,624 of cumulative 13% Preferred Stock dividends in arrears, which is included in other long-term liabilities.

  Prior to 1995, the Company had to redeem all the outstanding shares of 13% Preferred Stock on November 30, 2004 at a price equal to the par value of the outstanding shares plus any accrued but unpaid dividends ("Redemption Price"). In 1995, the Board and 13% Preferred Stock shareholders elected to amend the Company's charter by removing the mandatory redemption provision of the 13% Preferred Stock. In addition, at any time prior to November 30, 2004, the Company may, at its option, redeem any or all shares of the 13% Preferred Stock at the Redemption Price.

  The holders of the 13% Preferred Stock have no voting rights except as provided by law.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the 13% Preferred Stock shall be entitled to receive the Redemption Price before any distribution shall be made to holders of Common Stock or other capital stock of the Company. If the assets of the Company at such time are insufficient to pay such amounts, such assets shall be distributed pro rata to the holders of the 13% Preferred Stock.

7. COMMON STOCK

a. Issuance of Common Stock--As part of the Company's reorganization and settlement of its bankruptcy proceedings, on November 23, 1994 SC issued 868,365 shares of Common Stock and canceled 1,000,000 shares of old common stock that had been issued prior to the date that SC Corporation filed for reorganization under Chapter 11. On November 30, 1994, the stockholders exchanged their shares of SC Corporation common stock for the Company's Common Stock at the rate of approximately 100 shares of SC Corporation's common stock for each share of the Company's Common Stock.

  In 1995, the Company's Board of Directors and holders of common stock elected to recapitalize the common stock into three classes, Class A, Class B and Class C. Holders of Class A shares are entitled to one vote per share while holders of Class B and Class C shares are entitled to one-half vote per share and one and one-half votes per share, respectively. All dividend and liquidation rights remain unchanged. Upon sale, disposition or other transfer of any share(s) of Class B common stock by the original holder thereof, (i) such share(s) shall automatically and immediately convert into an equal number of shares of Class A common stock, and (ii) an equal number of shares of Class C common stock shall automatically and immediately convert into an equal number of shares of Class A common stock. All shareholders received one share of Class A for each share of common with the exceptions of one shareholder who received one-half of share of Class A and one-half share of Class B for each share of common and another shareholder who received one-half share of Class A and one-half share of Class C for each share of common.

b. Shareholders' Agreement--All holders of Common Stock and options to purchase Common Stock are parties to a Shareholders' Agreement dated November 30, 1994 which (i) prohibits the sale, pledge, transfer or disposal of shares of common stock prior to the earlier of November 24, 1997 or the date on which the Company shall have fully utilized its Federal income tax net operating loss carryovers ("Ownership Change Date") and (ii) restricts the sale, pledge, transfer or disposal of shares of Common Stock subsequent to the Ownership Change Date by granting to the other holders of shares of common stock the right of first refusal on any bona fide offer to purchase common shares. The Shareholders' Agreement terminates on the earliest

                            SPECIALTY CATALOG CORP.

   of (i) the date of dissolution or liquidation of the Company, (ii) such time as any one shareholder or other person owns all the shares of Common Stock, (iii) the date of the consummation of a public offering of Common Stock under the Securities Act of 1933 ("Act") or (iv) such time as all the parties to the Shareholders' Agreement elect to terminate such agreement.

c. Registration Rights Agreement--The Company and all holders of Common Stock are parties to a Registration Rights Agreement dated November 30, 1994 which requires the Company, if it proposes to file a registration statement with respect to its Common Stock under the Act, to give all holders of Common Stock the opportunity to include their shares in such registration. In addition, the Registration Rights Agreement requires the Company, upon request from either of its major shareholders, to use its best efforts to effect the registration under the Act of the shares of such major stockholder and (i) to notify all other holders of common stock of such major stockholder's request, and (ii) to use its best efforts to effect the registration under the Act of the shares of all other shareholders who desire such registration.

d. Stock Option Agreements--On November 30, 1994, the Company granted a total of 582,999 options to purchase shares of common stock to two executive officers. The exercise price of the options is $0.3072 per share. At December 30, 1995 and December 31, 1994, 60,618 and 30,309 options were vested, respectively. The remaining options vest over varying periods, with 143,530 options ("Vesting Options") vesting between November 23, 1996 and November 23, 1997, and 378,851 options ("Performance Options") vesting on November 1, 2003. The Performance Options may vest earlier than November 1, 2003 if certain earnings or internal rate of return thresholds are met.

8. RESTRUCTURING CHARGES

  During 1995, the Company restructured by consolidating its operations to one location in order to reduce costs and utilize resources more efficiently. Specifically, restructuring charges include:

   Office Closure Costs................................................ $212,860
   Employee Severances.................................................  300,083
                                                                        --------
     Total............................................................. $512,943
                                                                        ========

  Actual termination benefits paid in 1995 totaled $214,007. Included in accrued expenses at December 30, 1995 are accrued restructuring related charges of $151,976.

9. INCOME TAXES

  The provision for income taxes consists of the following at December 30, 1995 and December 31, 1994:

                                                        1995     1994     1993
                                                      -------- -------- --------
   Current:
     Federal......................................... $    --  $  5,046 $    --
     State...........................................    5,756  147,614  289,013
                                                      -------- -------- --------
                                                         5,756  152,660  289,013
                                                      -------- -------- --------
   Deferred:
     Federal.........................................  298,196  293,500  352,753
     State...........................................   52,623   51,794   62,251
                                                      -------- -------- --------
                                                       350,819  345,294  415,004
                                                      -------- -------- --------
       Total......................................... $356,575 $497,954 $704,017

                            SPECIALTY CATALOG CORP.

  Deferred income tax assets and liabilities consist of the following at December 30, 1995 and December 31, 1994:

                                                             1995       1994
                                                          ---------- ----------
   Deferred income tax assets:
     Net operating loss carryforwards.................... $7,229,484 $7,726,848
     Operating reserves..................................    200,165    983,769
     Inventory...........................................    226,990    106,103
     Other...............................................      5,044      5,046
                                                          ---------- ----------
                                                           7,661,683  8,821,766
                                                          ---------- ----------
   Deferred income tax liabilities:
     Extraordinary gain on debt discharge................        --   1,094,649
     Deferred catalog costs..............................    850,259    551,271
     Other...............................................     32,068     45,671
                                                          ---------- ----------
                                                             882,327  1,691,591
                                                          ---------- ----------
   Net deferred income tax asset......................... $6,779,356 $7,130,175
                                                          ========== ==========

  Reconciliation of the statutory Federal income tax rate and the effective rate of the provision for income taxes for the years ended December 30, 1995, December 31, 1994 and January 1, 1994 is as follows:

                                                               1995  1994  1993
                                                               ----  ----  ----
   Statutory Federal income tax rate.......................... 34.0% 34.0% 34.0%
   State taxes, net of Federal income tax benefits............  6.6   7.2   7.5
                                                               ----  ----  ----
                                                               40.6% 41.2% 41.5%
                                                               ====  ====  ====

  The Company has recorded a deferred tax asset of $6,779,356 reflecting the benefit of $18,073,209 of net operating loss carryforwards which expire in varying amounts between 2005 and 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

  The use of the net operating losses may be subject to certain limitations upon a change in control of the Company.

10. RELATED PARRY TRANSACTIONS

  The Company has a note receivable from a stockholder in the amount of $140,174 at December 30, 1995. The note bears interest at 9.25% and is repayable in varying annual installments between December 31, 1996 and December 31, 1999.

  The note was issued in November 1994 in exchange for shares of Common Stock and 13% Preferred Stock and is collateralized by 18,365 shares of Common Stock, 490 shares of 13% Preferred Stock and $80,186 of Subordinated Notes.

11. COMMITMENTS AND CONTINGENCIES

a. Operating Leases--The Company leases certain administrative, warehousing and other facilities and equipment under operating leases. The following is a schedule of future minimum rental payments under noncancelable operating leases as of December 30, 1995:

   YEAR                                                                  AMOUNT
   ----                                                                 --------
   1996................................................................ $193,500
   1997................................................................   31,168
                                                                        --------
                                                                        $224,668
                                                                        ========

                            SPECIALTY CATALOG CORP.

  Management expects that, in the normal course of business, expiring leases will be renewed or replaced by other leases. Rent expense under operating leases for the year ended December 30, 1995, December 31, 1994 and January 1, 1994 was $438,450, $569,212 and $562,907, respectively.

b. Employment and Bonus Agreements--The Company has employment and bonus agreements with two executive officers through December 31, 1999. The Company's salary commitment under these agreements aggregates $2,060,000 at December 30, 1995 as follows:.

               1996  $  485,000
               1997     505,000
               1998     525,000
               1999     545,000
                     ----------
                     $2,060,000
                     ==========

  In addition, the two executive officers may earn certain other bonuses based on the Company's achievement of certain operating criteria.

12. EMPLOYEE BENEFIT PLANS

  The Company maintains a qualified defined contribution plan, under the provisions of Section 401(k) of the Internal Revenue Code, covering substantially all employees. Under the terms of the plan, eligible employees may make contributions up to 15% of pay, subject to statutory limitations. Contributions not exceeding 5% of an employee's pay are matched 40% by the Company. The Company may, at its discretion, make an additional year-end contribution. Employee contributions are always fully vested. Company contributions vest 20% for each completed year of service, becoming fully vested after five years of service. Matching contributions by the Company under the plan were $67,188, $59,594 and $47,520 in 1995, 1994 and 1993, respectively. No discretionary contributions have been made to the plan.

  The Company established a supplemental defined contribution plan in 1994 that covers certain employees. Under the terms of the plan, these employees may elect to defer up to 50% of any bonus paid for that year. The Company matches 100% of all amounts deferred. In addition, the Company pays interest on all outstanding balances at the prime rate but not in excess of 12%. A participant's rights to the deferred amount of regular bonus and income thereon shall be fully vested and nonforfeitable at all times. A participant's right to the Company's match shall become fully vested and nonforfeitable in cumulative increments of 20% on each of the first through fifth anniversaries of the bonus date for that year. The total cost of the plan to the Company was $0, $65,000 and $0, in 1993, 1994 and 1995, respectively. The $65,000 contributed in 1994 initiated the plan.

13. SUBSEQUENT EVENTS

  On June 1, 1996, the Company entered into an agreement with a director and two associates of the director to issue a junior subordinated note for $495,000 payable on November 22, 2002 and bearing interest at 11.5%. In connection with the issuance of this note, the Company agreed to issue a warrant for $5,000 to purchase 265,335 shares of Class A common stock for an aggregate exercise price of $500,000 ($1.8844 per share). The warrant expires on September 30, 1999. The note and related warrants were issued on August 12, 1996. The note has been discounted using an effective interest rate of 21.5%, which represented the Company's borrowing rate for junior subordinated debt at the date of the transaction. The remainder of the value representing $114,061 was assigned to the warrants.

                            SPECIALTY CATALOG CORP.

  In July 1996, the Company signed a letter of intent with an underwriter for an initial public offering of 1.25 million shares of the Company's Common Stock. At the effective date of the offering, the Company will increase the number of authorized shares of Common Stock from 20,000 to 10,000,000 and preferred stock from 30,000 to 1,000,000 and effect a 325.51-for-one split. The effect of the stock split will be to transfer $19,583 representing the par value of the additional shares issued from additional paid in capital to Common Stock. All numbers of common shares and per share data in the accompanying consolidated financial statements have been retroactively adjusted to effect the stock split. Immediately after the stock split, all outstanding shares of preferred stock will be converted into 375,000 shares of Common Stock. All accumulated dividends and accrued interest on those dividends through the date of the offering have been irrevocably waived by the 13% Preferred Stockholders as of August 13, 1996. In addition, at the date of the offering, the Company will adopt the 1996 Stock Option Plan ("Plan"). It is anticipated that 500,000 authorized but unissued shares of Common Stock will be reserved for issuance under the Plan. The per share exercise price of options granted under the Plan will be not less than 100% of the fair market value of a share of the Company's Common Stock on the date of the grant.

  In August 1996, the Company amended its Credit Agreement with BNP. This amendment included revisions of certain financial limits and ratios that must be maintained by the Company and is retroactive to December 31, 1995.

  In August 1996, the Board of Directors granted a total of 175,000 options to purchase shares of Common Stock to two executive officers contingent on the occurrence of the offering. The exercise prices of the options are 75,000 options at $5.33 per share and the remainder of the shares at the initial public offering price. The options vest equally over five years subject to acceleration under certain contingencies.

14. PRO FORMA AND SUPPLEMENTAL EARNINGS PER SHARE (UNAUDITED)

  Pro forma earnings per share of the Company give effect to the conversion of all preferred stock into 375,000 Common Shares, and the exercise of options to purchase 657,999 shares of Common Stock more fully described in Notes 7 and
13. Historical net income has been adjusted to give effect to the elimination of accrued dividends on the 13% Preferred Stock. Pro forma earnings per share for the periods ended December 30, 1995 and June 29, 1996 are as follows:

                                                           DECEMBER 30, JUNE 29,
                                                               1995       1996
                                                           ------------ --------
   Pro forma earnings per share...........................    $0.14      $0.04
                                                              =====      =====

  Supplemental pro forma earnings per share gives effect to the number of shares necessary for the Company to sell at a purchase price of $7.50 per share less the Underwriters' discount, to raise sufficient proceeds (net of estimated offering expenses) to retire $5,900,000 of the Company's indebtedness to the BNP. The number of supplemental pro forma shares outstanding also gives effect to the conversion of all shares of 13% Preferred Stock for 375,000 of Common Stock, the exercise of a warrant for 265,335 shares of Common Stock (See note 13) and the exercise of options for 657,999 shares of Common Stock (See notes 7 and 13). Historical net income has been adjusted to give effect to the reduction of interest expense on the BNP indebtedness as a result of repayment of such debts, and to the elimination of accrued dividends on the preferred stock and any interest expense accrued on unpaid accumulated dividends. Supplemental pro forma earnings per share for the periods ended December 30, 1995 and June 29, 1996 are as follows:

                                                           DECEMBER 30, JUNE 29,
                                                               1995       1996
                                                           ------------ --------
   Supplemental pro forma earnings per share..............    $0.17      $0.06
                                                              =====      =====

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURI-TIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PRO-SPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PRO-SPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Reorganization............................................................   8
Risk Factors..............................................................   9
Use of Proceeds...........................................................  14
Capitalization............................................................  15
Dividend Policy...........................................................  15
Dilution..................................................................  16
Selected Financial Data...................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  19
Business..................................................................  24
Management................................................................  33
Principal Stockholders....................................................  38
Certain Transactions......................................................  40
Description of Securities.................................................  41
Shares Eligible for Future Sale...........................................  43
Underwriting..............................................................  45
Legal Matters.............................................................  46
Experts...................................................................  46
Available Information.....................................................  46
Index to Financial Statements............................................. F-1

                               ----------------

  UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                1,250,000 SHARES

                                      LOGO

                            SPECIALTY CATALOG CORP.

                                  COMMON STOCK


                                 -------------
                                   PROSPECTUS
                                 -------------


                                      LOGO

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

   Securities and Exchange Commission registration fee............. $  4,344.83
   NASD registration fee...........................................    1,760.00
   Nasdaq listing fee..............................................   31,718.00
   Printing registration statement and other documents.............  100,000.00*
   Fees and expenses of Registrant's counsel.......................  200,000.00*
   Underwriter's expense allowance.................................  234,375.00*
   Accounting fees and expenses....................................   75,000.00*
   Blue Sky expenses and counsel fees..............................   25,000.00*
   Engraving.......................................................    5,000.00*
   Miscellaneous...................................................   47,802.17*
                                                                    -----------
     Total......................................................... $725,000.00
                                                                    ===========

- --------
*  Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware, as amended ("DGCL"), authorizes a Delaware corporation to indemnify its officers, directors, employees and agents against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance for such indemnification. The Company's By-Laws and Article Seventh of its Certificate of Incorporation, as amended, substantively provide that the Company indemnify its officers, directors, employees and agents to the fullest extent permitted by Section 145 of the DGCL.

  In accordance with Section 102(b)(7) of the DGCL, Article 8 of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(b)(7).

  The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with this Offering, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

  The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Described below is information regarding all securities that have been issued by the Company in the past three years.

  1. On November 23, 1994, SC Corporation, a predecessor of the Company, pursuant to the First Amended and Restated Joint Plan of Reorganization of SC Corporation, Wigs by Paula, Inc., and SC Publishing, undertook a reorganization ("Reorganization") and left the protection of the bankruptcy court. As part of the Reorganization, on November 23, 1994, SC Corporation issued 868,365 shares of new common stock and canceled 1,000,000 shares of old common stock that had been issued prior to the date that SC Corporation filed for Reorganization under Chapter 11 of the Bankruptcy Code. In addition, as part of this transaction, the Company issued to certain stockholders $3,680,000 of subordinated indebtness, ("Subordinated Indebtness"). The Subordinated Indebtness bears interest at 11.5% per annum and is due on December 1, 2002. The issuance of the shares and the Subordinated Indebtness was exempt from the registration provisions of the Securities Act pursuant to
Section 3(a)(7) of the Securities Act.

  2. On November 30, 1994, all of the outstanding shares of SC Corporation common stock were exchanged for shares of Common Stock and 13% Preferred Stock at the rate of 1/100 share of the Company's common stock for each outstanding share of SC Corporation common stock. The forgoing transactions were exempt from the registration provisions of the Securities Act pursuant to Section 4(2)(a) of the Securities Act.

  The following table sets forth the number of shares of the Company's Common Stock and the amount of subordinated indebtness each stockholder received pursuant to the Reorganization. The numbers of shares owned and the conversion of the 13% Preferred Stock into Common Stock reflect a recapitalization of the Company whereby each share of Preferred Stock was converted into 16.67 shares of Common Stock.

                                                                   AMOUNT OF
                                      COMMON STOCK    PREFERRED   SUBORDINATED
   NAME                               SHARES ISSUED SHARES ISSUED  INDEBTNESS
   ----                               ------------- ------------- ------------
   Steven L. Bock....................     303.93            0             --

   Bruce Pollack.....................     121.57            0             --

   Wigs, L.P.........................     260.51          675      $  110,406

   Dickstein & Co., L.P..............   2,665.88        7,272      $1,189,926
   9 West 57th Street
   New York, NY 10019

   Dickstein International Limited...   1,332.94        3,636      $  594,964
   9 West 57th Street
   New York, NY 10019

   Viking Holdings Limited...........   3,998.82       10,908      $1,784,390
   c/o Abacus Secretaries (Jersey)
    Limited
   La Motte Chambers
   St. Helier, Jersey
   JE1 1BS Channel Islands

  3. Mark Brodsky and Samuel Katz acquired their shares of Common Stock and 13% Preferred Stock as set forth in the following table in February 1996 from Dickstein International. The transaction was exempt from the registration requirements of the Securities Act pursuant to the so-called "Section 4 (1 1/2)" exemption. The following table sets forth the number of shares of common stock and 13% Preferred each stockholder received. The numbers of shares owned and the conversion of the 13% Preferred Stock into Common Stock reflect a recapitalization of the Company whereby each share of Preferred Stock was converted into 16.67 shares of Common Stock.

                                                             COMMON
                                                             STOCK   PREFERRED
   NAME                                                      ISSUED STOCK ISSUED
   ----                                                      ------ ------------
   Mark Brodsky............................................. 122.07    332.98
   Samuel Katz.............................................. 244.14    665.96

  4. On June 1, 1996, the Company entered into an agreement with Martin Franklin, a director of the Company, and two associates of Mr. Franklin, pursuant to which Mr. Franklin and his associates loaned the Company $495,000 in junior subordinated indebtedness. This loan was made on August 9, 1996, bears interest at 11.5%, and is due August 9, 1999, provided that this loan will not be repaid prior to the repayment of the Subordinated Indebtedness. In connection with this loan, the Company has issued for $5,000 to Mr. Franklin and his associates warrants to purchase 265,335 shares of Common Stock. The warrants are exercisable until September 30, 1999 at an exercise price of $1.88 per share.

  The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

  5. On August 1, 1996, Dickstein Focus Fund acquired 366.17 shares of Common Stock from Dickstein & Co., L.P. The transaction was exempt from the registration requirements of the Securities Act pursuant to the so-called "Section 4 (1 1/2)" exemption.

  No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
  **1.01 --Preliminary form of Underwriting Agreement.
  **1.03 --Form of Selected Dealer Agreement.
   *3.01 --Certificate of Incorporation of the Registrant, as amended.
  **3.02 --By-Laws of the Registrant, as amended.
  **4.01 --Specimen Certificate representing the Common Stock, par value $0.01 per share.
  **5.01 --Opinion of Kane Kessler, P.C.
 **10.01 --1996 Stock Option Plan.
 **10.02 --Employment Agreement dated as of       , 1996 between the Registrant
          and Steven L. Bock ("Bock Employment Agreement").
 **10.03 --Employment Agreement dated as of       , 1996 between the Registrant
          and Steven M. O'Hara ("O'Hara Employment Agreement").
  *10.04 --Credit Agreement dated       , 1994 between Bank Nationale de Paris
          ("BNP") Wigs By Paula, Inc., predecessor to the Registrant ("Wigs").
  *10.05 --First Amendment, Waiver and Consent to the Credit Agreement dated
          August 16, 1995 between BNP and the Registrant.
  *10.06 --Second Amendment, Waiver and Consent to the Credit Agreement dated
          August 14, 1996 between BNP and the Registrant.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
  *10.07 --Security Agreement dated as of November 23, 1994 between Wigs and
           BNP.
  *10.08 --Trademark and Copyright Security Agreement dated as of November 23,
           1994 between WIGS, BNP and other guarantors named therein.
  *10.09 --Pledge Agreement dated as of November 23, 1994 between SC
           Corporation and BNP.
  *10.10 --Pledge Agreement dated as of November 23, 1994 between the
           Registrant, SC Holdings, L.L.C. and BNP.
  *10.11 --Guaranty dated November 23, 1994 between the Registrant, Western
           Schools, Inc., Royal Advertising & Marketing, Inc., BNP and the Hedge
           Banks.
  *10.12 --Guaranty dated November 23, 1994 between SC Corporation, BNP, and the Hedge Banks.
  *10.13 --Guaranty dated November 30, 1994 between the Registrant, SC Holdings
           L.L.C., BNP, and the Hedge Banks.
  *10.14 --Agreement dated June 1, 1996 between SC Direct, Inc., the Registrant and Martin Franklin.
  *10.15 --Debtor Securities Purchase Agreement dated November 23, 1994 between
           WIGS, L.P. and SC Corporation.
  *10.16 --Pledge and Security Agreement dated November 30, 1994 between WIGS,
           L.P. and SC Corporation.
  *10.17 --Promissory Note dated November 23, 1994 in the principal amount of
           $147,583 from WIGS, L.P. to SC Corporation.
  *10.18 --Lease dated July 10, 1985 between Simon D. Young, Trustee of the
           Sandpy Realty Trust, ("Trustee"), and Wigs for premises located at 21
           Bristol Drive, South Easton, MA.
  *10.19 --First Amendment of Lease, dated March 15, 1986, between the Trustee and Wigs.
  *10.20 --Second Amendment to Lease, dated March 1, 1989 between the Trustee and Wigs By Paula, Inc.
  *10.21 --Third Amendment to Lease, dated October 22, 1993 between the Trustee and Wigs By Paula, Inc.
  *10.22 --Letter Agreement, dated February 21, 1995 between the Trustee and SC
           Corporation.
  *10.23 --Lease, dated October 20, 1995 between Fredric Snyderman as Trustee of JV Realty Trust and SC Direct Inc. for the premises at 23 Norfolk
           Avenue.
  *10.24 --Printing Agreement, dated January 1, 1995 between Quebecor Printing
           (USA) Corp. and the Registrant, as amended.
 **10.25 --Registration Rights Agreement, dated November 30, 1994 between the
           Registrant and certain of the Registrant's stockholders, as amended.
  *10.26 --First Amended and Restated Joint Plan of Reorganization of SC
           Corporation, Western Schools, Inc. and Wigs by Paula dated September
           21, 1994.
  *10.27 --AT&T Contract Tariff Order dated February 9, 1995 between AT&T and the Registrant.
  *10.28 --Shareholders' Agreement dated as of November 30, 1994 between the
           Registrant, SC Holdings L.L.C., SC Corporation and certain shareholders. ("Shareholders' Agreement").
  *10.29 --Amendment No. 1 to Shareholders' Agreement.
  *10.30 --SC Holdings L.L.C. Limited Liability Company Agreement, dated as of
             .
 **10.31 --Supplemental Defined Contribution Plan.
 **10.32 --Form of Indemnification Agreement of Directors.
  *11.01 --Statement Regarding Computation of per share earnings.
 **21.01 --Subsidiaries of the Registrant.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
 **23.01 --Consent of Kane Kessler, P.C. (included in Exhibit 5)
  *23.02 --Consent of Deloitte and Touche
  *24.01 --Power of Attorney (contained on page II-7)
  *27.01 --Financial Data Schedule

- --------
 * Filed herewith
** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser;

    (5) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    (6) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (7) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON AUGUST 23, 1996.

                                          Specialty Catalog Corp.


                                          By:     /s/ Steven L. Bock
                                              ---------------------------------
                                                      Steven L. Bock,
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Steven Bock and Stephen O'Hara, jointly and severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Steven L. Bock             Director and Chief     August 12, 1996
- -------------------------------------    Executive Officer
                                         (Principal
                                         Executive Officer)

        /s/ Stephen M. O'Hara           President              August 12, 1996
- -------------------------------------

        /s/ J. William Heise            Chief Financial        August 12, 1996
- -------------------------------------    Officer (Principal
                                         Financial and
                                         Accounting Officer)

         /s/ Alan S. Cooper             Director                August 6, 1996
- -------------------------------------

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Martin Franklin            Director                August 6, 1996
- -------------------------------------

         /s/ Samuel L. Katz             Director                August 5, 1996
- -------------------------------------

           /s/ Guy Naggar               Director                August 6, 1996
- -------------------------------------

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
 NUMBER                       DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
  **1.01 --Preliminary form of Underwriting Agreement.
  **1.03 --Form of Selected Dealer Agreement.
   *3.01 --Certificate of Incorporation of the Registrant, as amended.
  **3.02 --By-Laws of the Registrant, as amended.
  **4.01 --Specimen Certificate representing the Common Stock, par value
          $0.01 per share.
  **5.01 --Opinion of Kane Kessler, P.C.
 **10.01 --1996 Stock Option Plan.
 **10.02 --Employment Agreement dated as of       , 1996 between the
          Registrant and Steven L. Bock ("Bock Employment Agreement").
 **10.03 --Employment Agreement dated as of       , 1996 between the
          Registrant and Steven M. O'Hara ("O'Hara Employment
          Agreement").
  *10.04 --Credit Agreement dated       , 1994 between Bank Nationale de
          Paris ("BNP") Wigs By Paula, Inc., predecessor to the
          Registrant ("Wigs").
  *10.05 --First Amendment, Waiver and Consent to the Credit Agreement
          dated August 16, 1995 between BNP and the Registrant.
  *10.06 --Second Amendment, Waiver and Consent to the Credit Agreement
          dated August 14, 1996 between BNP and the Registrant.
  *10.07 --Security Agreement dated as of November 23, 1994 between Wigs and BNP.
  *10.08 --Trademark and Copyright Security Agreement dated as of
          November 23, 1994 between WIGS, BNP and other guarantors named therein.
  *10.09 --Pledge Agreement dated as of November 23, 1994 between SC
          Corporation and BNP.
  *10.10 --Pledge Agreement dated as of November 23, 1994 between the
          Registrant, SC Holdings, L.L.C. and BNP.
  *10.11 --Guaranty dated November 23, 1994 between the Registrant,
          Western Schools, Inc., Royal Advertising & Marketing, Inc.,
          BNP and the Hedge Banks.
  *10.12 --Guaranty dated November 23, 1994 between SC Corporation, BNP, and the Hedge Banks.
  *10.13 --Guaranty dated November 30, 1994 between the Registrant, SC
          Holdings L.L.C., BNP, and the Hedge Banks.
  *10.14 --Agreement dated June 1, 1996 between SC Direct, Inc., the
          Registrant and Martin Franklin.
  *10.15 --Debtor Securities Purchase Agreement dated November 23, 1994 between WIGS, L.P. and SC Corporation.
  *10.16 --Pledge and Security Agreement dated November 30, 1994 between
          WIGS, L.P. and SC Corporation.
  *10.17 --Promissory Note dated November 23, 1994 in the principal amount of $147,583 from WIGS, L.P. to SC Corporation.
  *10.18 --Lease dated July 10, 1985 between Simon D. Young, Trustee of the Sandpy Realty Trust, ("Trustee"), and Wigs for premises located at 21 Bristol Drive, South Easton, MA.
  *10.19 --First Amendment of Lease, dated March 15, 1986, between the
          Trustee and Wigs.

 EXHIBIT                                                                   PAGE
 NUMBER                       DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
  *10.20 --Second Amendment to Lease, dated March 1, 1989 between the
          Trustee and Wigs By Paula, Inc.
  *10.21 --Third Amendment to Lease, dated October 22, 1993 between the
          Trustee and Wigs By Paula, Inc.
  *10.22 --Letter Agreement, dated February 21, 1995 between the Trustee and SC Corporation.
  *10.23 --Lease, dated October 20, 1995 between Fredric Snyderman as
          Trustee of JV Realty Trust and SC Direct Inc. for the premises at 23 Norfolk Avenue.
  *10.24 --Printing Agreement, dated January 1, 1995 between Quebecor
          Printing (USA) Corp. and the Registrant, as amended.
 **10.25 --Registration Rights Agreement, dated November 30, 1994 between the Registrant and certain of the Registrant's
          stockholders, as amended.
  *10.26 --First Amended and Restated Joint Plan of Reorganization of SC
          Corporation, Western Schools, Inc. and Wigs by Paula dated
          September 21, 1994.
  *10.27 --AT&T Contract Tariff Order dated February 9, 1995 between
          AT&T and the Registrant.
  *10.28 --Shareholders' Agreement dated as of November 30, 1994 between the Registrant, SC Holdings L.L.C., SC Corporation and certain shareholders. ("Shareholders' Agreement").
  *10.29 --Amendment No. 1 to Shareholders' Agreement.
  *10.30 --SC Holdings L.L.C. Limited Liability Company Agreement, dated
          as of    .
 **10.31 --Supplemental Defined Contribution Plan.
 **10.32 --Form of Indemnification Agreement of Directors.
  *11.01 --Statement Regarding Computation of per share earnings.
 **21.01 --Subsidiaries of the Registrant.
 **23.01 --Consent of Kane Kessler, P.C. (included in Exhibit 5)
  *23.02 --Consent of Deloitte and Touche
  *24.01 --Power of Attorney (contained on page II-7)
  *27.01 --Financial Data Schedule

- --------
 * Filed herewith
** To be filed by amendment.